Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AND FORMATION AGREEMENT

-By and Among-

LANDSOURCE COMMUNITIES DEVELOPMENT LLC

-and-

LENNAR CORPORATION, LENNAR HOMES OF CALIFORNIA, INC., LENNAR

LAND PARTNERS SUB, INC., LENNAR LAND PARTNERS SUB II, INC., LNR NWHL

HOLDINGS, INC., and

LNR LAND PARTNERS SUB, LLC,

(as the Existing Members)

-and-

MW HOUSING PARTNERS III, L.P.

(as MWHP)

DATED AS OF DECEMBER 28, 2006

-i-

(continued)

4.13	Due Diligence Materials	25

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF MWHP		26

5.1	Organization, Standing and Power	26

5.2	Authority	26

5.3	MWHP Interest	27

5.4	Litigation	27

5.5	Compliance With Laws	28

5.6	Affiliate Transactions	28

5.7	Brokers and Finders	28

5.8	Due Diligence	28

5.9	Assigned Contracts	28

ARTICLE 6 FURTHER COVENANTS AND AGREEMENTS		28

6.1	Further Assurances	28

6.2	Conduct of Business	29

6.3	No Other Negotiations	29

6.4	Efforts	29

6.5	Required Consents	29

6.6	Debt and Guarantees	30

6.7	[Intentionally Omitted]	31

6.8	[Intentionally Omitted]	31

6.9	Title	31

6.10	[Intentionally omitted]	31

6.11	Confidentiality	31

6.12	Termination of Existing Option Agreements and Subdivision Development Agreements; Southwest Options	32

6.13	Valencia Water Company	33

6.14	Pension Liability	34

6.15	Sterling Falls	34

6.16	Tax Treatment	34

ARTICLE 7 CLOSING DELIVERIES		34

7.1	MWHP Closing Deliveries	34

-ii-

(continued)

7.2	LandSource’s Closing Deliveries	36

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF MWHP		37

8.1	Closing Date Obligations	37

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF LANDSOURCE		38

9.1	Closing Date Obligations	38

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		39

10.1	Termination	39

10.2	Effect of Termination	40

10.3	Expenses	40

10.4	LIQUIDATED DAMAGES	40

ARTICLE 11 AMENDMENT AND WAIVER		42

11.1	Amendment	42

11.2	Extension; Waiver	42

ARTICLE 12 INDEMNIFICATION		42

12.1	Indemnification by MWHP	42

12.2	Indemnification by LandSource and Existing Members	42

12.3	Method of Asserting Claims	43

12.4	Assignment of Claims	44

12.5	Indemnification Limitations	44

12.6	Exclusive Remedy	45

12.7	Insurance Recovery	45

12.8	Survival	45

ARTICLE 13 MISCELLANEOUS		45

13.1	Notices	45

13.2	Asset Interests	47

13.3	Counterparts	48

13.4	Entire Agreement	48

13.5	Binding Effect, Benefits, Assignments	48

13.6	Severability	48

13.7	Remedies Cumulative	49

-iii-

(continued)

13.8	Governing Law; Venue	49

13.9	Construction of Agreement	49

13.10	Interpretation	49

13.11	Costs	50

13.12	Incorporation of Exhibits and Schedules	50

13.13	JURY TRIAL WAIVER	50

-iv-

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Definitions
Exhibit B	Barclays Commitment Letter
Exhibit C	Form of Second Amended and Restated Limited Liability Company Agreement of LandSource
Exhibit D	New Subsidiary Organizational Documents
Exhibit 6.12	Form of Option Termination Agreement

Schedules
Schedule 2.2(b)(1)	Legal Description of MWHP Land
Schedule 2.2(b)(2)	MWHP Permitted Encumbrances
Schedule 2.2(b)(iv)(B)	MWHP Excluded Records
Schedule 2.3(b)	MWHP Preliminary Cash Contribution Amount
Schedule 2.4	Remaining Debt
Schedule 2.5(c)(1)	LandSource Special Distribution Amount
Schedule 2.5(c)(2)	Calculation of MWHP Cash Contribution
Schedule 2.6(1)	LandSource Permitted Encumbrances
Schedule 2.6(2)	Top Tier Subsidiaries
Schedule 2.6(3)	Excluded Assets
Schedule 2.6(iv)(B)	LandSource Excluded Records
Schedule 2.7(a)	Realization Properties
Schedule 3.6(a)	MWHP Assumed Liabilities
Schedule 3.6(b)	LandSource Assumed Liabilities
Schedule 6.6(a)	MWHP Payable Debt
Schedule 6.6(b)	LandSource Payable Debt
Schedule 6.12	Southwest Properties
Schedule 7.2(b)(iv)	Contracts to be subject to Cancellation Agreements

LandSource Disclosure Schedule
Section 4.2	Capital Structure
Section 4.3	Conflicts
Section 4.4	Litigation
Section 4.6	Environmental Matters
Section 4.7	Tax Matters
Section 4.9	Balance Sheets
Section 4.10	ERISA Matters
Section 4.11	Affiliate Transactions
Section 4.13	Due Diligence Materials

MWHP Disclosure Schedule
Section 5.9	Assigned Contracts

-v-

CONTRIBUTION AND FORMATION AGREEMENT

This CONTRIBUTION AND FORMATION AGREEMENT is dated as of the 28th day of December 2006 (the “Effective Date”) by and among LANDSOURCE COMMUNITIES DEVELOPMENT LLC (“LandSource”), a Delaware limited liability company; LENNAR CORPORATION, a Delaware corporation, LENNAR HOMES OF CALIFORNIA, INC. (“Lennar Homes”), a California corporation, LENNAR LAND PARTNERS SUB, INC., a Delaware corporation, LENNAR LAND PARTNERS SUB II, INC., a Nevada corporation, LNR NWHL HOLDINGS, INC. (“LNR NWHL”), a Delaware corporation, and LNR LAND PARTNERS SUB, LLC (“LNR Land”), a Delaware limited liability company (collectively, the “Existing Members,” and together with LandSource, the “LandSource Parties”); and MW HOUSING PARTNERS III, L.P. (“MWHP”), a California limited partnership.

RECITALS

WHEREAS, the Existing Members currently own 100% of the issued and outstanding Ownership Interests of LandSource; and

WHEREAS, MWHP desires to invest in LandSource by contributing a combination of cash and property to LandSource, and LandSource desires to accept such contributions and to issue the Contribution Interest to MWHP in exchange for contributions of cash and property, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in Exhibit A, or, if not defined herein, in the Restated Operating Agreement.

ARTICLE 2

FORMATION AND CONTRIBUTION

2.1 Issuance of the Contribution Interest. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, MWHP hereby agrees to receive from LandSource, in consideration for the MWHP Subsidiary Contribution and the MWHP Preliminary Cash Contribution, and LandSource hereby agrees to issue to MWHP, the Contribution Interest. The “Contribution Interest” shall mean an Interest in LandSource that constitutes at least a sixty percent (60%) Percentage Interest and not greater than a seventy-five percent (75%) Percentage Interest, based on the amount of the MWHP Preliminary Final Cash Contribution, as determined by MWHP in its sole discretion; provided that MWHP’s cash contribution shall not be less than the MWHP Minimum Cash Contribution Amount, except as otherwise provided in Section 2.5(e) below. In the event that MWHP contributes the MWHP

Minimum Cash Amount and the aggregate Capital of MWHP is less than sixty percent (60%) of the total Capital of the Members, then the LandSource Estimated Value shall be adjusted to the extent that may be necessary to reduce the aggregate Capital of the LandSource Members so that MWHP’s Capital constitutes sixty percent (60%) of the total Capital.

2.2 Formation of the New Subsidiary; Contribution of MWHP Property; Transfer of MWHP Interest.

(a) On or prior to a date that is not later than three (3) Business Days prior to the Closing Date (the “MWHP Contribution Date”), MWHP will cause to be formed an entity named LandSource Holding Company, LLC (the “New Subsidiary”) as a single member limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. Sec 18-101 et seq. (as it may be amended, the “Act”) by filing with the Delaware Secretary of State the New Subsidiary’s certificate of formation, the form and content of which shall be subject to the prior approval of LandSource, which shall not be unreasonably withheld, delayed or conditioned. The New Subsidiary shall be treated for federal income tax purposes as a disregarded entity and MWHP shall take no action that would result in any contrary tax treatment.

(b) Effective on the MWHP First Closing Date, MWHP will, and MWHP will cause Sterling Falls, LLC, a New Jersey limited liability company and a wholly owned subsidiary of MWHP (the “MWHP Sub”), to contribute to the capital of the New Subsidiary (collectively, the “MWHP Subsidiary Contribution”), (i) all of MWHP’s and MWHP Sub’s right, title and interest in and to the real property that is legally described in Schedule 2.2(b)(1) (the “MWHP Land”), free and clear of Liens (other than the Liens set forth in Schedule 2.2(b)(2) (the “MWHP Permitted Encumbrances”), and (ii) to the extent assignable or transferable, all of MWHP’s and MWHP Sub’s right, title and interest of every kind and nature whatsoever, tangible or intangible, vested or unvested, contingent or otherwise in and to the following (together with the MWHP Land, the “MWHP Property”):

(i) any and all work in progress, backlog, and including any and all Improvements thereto and/or thereon;

(ii) all easements, rights-of-way, water rights, mineral rights, air rights, privileges, appurtenances and other rights pertaining to the MWHP Property;

(iii) any land lying in the bed of any street, road, alley or avenue opened or proposed, public or private, in front of or adjoining the MWHP Property; any award made or to be made in lieu thereof; any unpaid award for damage to the MWHP Property by reason of change of grade of any street; any strips and gores adjoining or adjacent to the MWHP Property; pre-paid taxes, pre-paid impact fees, and hook-up fees, if any; preliminary and final plats, site plans, surveys, soil tests, engineering plans and studies related to the MWHP Property;

(iv) all intangible property and intangible property rights owned by MWHP and/or MWHP Sub in connection with the MWHP Property (collectively, the “MWHP Intangible Property”), including:

(A) all Authorizations obtained by or on behalf of MWHP and/or MWHP Sub for the development of the MWHP Property;

(B) all Records relating to the MWHP Property, other than the Records listed in Schedule 2.2(b)(iv)(B);

(C) all Claims that either MWHP or MWHP Sub is entitled to assert, whether choate or inchoate, known or unknown, contingent or noncontingent with respect to the MWHP Property;

(D) all copyrights, trademarks, service marks and other marks and trade or business names or right to use the same relating to the ownership, use, development and operation of the MWHP Property, other than the name MW Housing Partners, MacFarlane Partners, MacFarlane Housing, Weyerhaeuser Realty Investors or any combination thereof or derivation therefrom;

(E) all of MWHP’s and/or MWHP Sub’s insurance benefits, including all rights and proceeds, arising from or relating to any the MWHP Property (including any MWHP Assigned Contracts);

(F) all of the MWHP Assigned Contracts; and

(G) all prepaid amounts and accounts receivable relating to any of the foregoing.

(c) Effective as of the MWHP Contribution Date (after giving effect to the MWHP Subsidiary Contribution) and as of the Closing Date, MWHP will be the sole owner, legally and beneficially, of all of the issued and outstanding Ownership Interests in the New Subsidiary (the “New Subsidiary Interest”).

2.3 Contribution by MWHP. At the Closing, in consideration for the issuance of the Contribution Interest, MWHP hereby agrees to make the following contributions to LandSource:

(a) MWHP Interest Contribution. MWHP hereby agrees to contribute the New Subsidiary Interest to the capital of LandSource (the “MWHP Interest Contribution”), making the New Subsidiary a wholly-owned subsidiary of LandSource.

(b) Cash Contribution. MWHP hereby agrees to contribute, at the Closing, cash to the capital of LandSource (the “MWHP Preliminary Cash Contribution”) in an amount determined pursuant to Schedule 2.3(b) (the “MWHP Preliminary Cash Contribution Amount”). The MWHP Preliminary Cash Contribution shall be not less than Three Hundred Six Million Dollars ($306,000,000) (the “MWHP Minimum Cash Contribution Amount”).

(c) Estimation. MWHP acknowledges and agrees that the MWHP Preliminary Cash Contribution Amount is a Closing Date estimate and is subject to a post-Closing adjustment in accordance with Section 2.5(c), based on the formula set forth in Schedule 2.5(c)(2), using actual amounts (including the MWHP Final Property Value and the LandSource Final Value) to be determined in accordance with Section 2.5(c) (the “MWHP Final Cash Contribution”).

(d) Use of Cash or Property Contributions. In no event, shall any of the cash or property contributed by MWHP be distributed to the Existing Members as part of the LandSource Special Distribution except with the prior written consent of each of the Existing Members.

2.4 Financing; Special Distribution; Financing Shortfall.

(a) Financing; Special Distribution. The Parties agree to use diligent, commercially-reasonable, good faith efforts to consummate, as soon as practicable, a secured debt financing transaction (the “Financing”) with Barclays Capital PLC (“Barclays”), as administrative agent, sole lead arranger and sole bookrunner, pursuant to the terms of that certain commitment letter dated as of December 19, 2006, attached hereto as Exhibit B (as it may be amended by Barclays and the Parties, the “Barclays Commitment Letter”), pursuant to which the New Subsidiary shall receive, at the Closing, gross aggregate loan proceeds in the approximate amount of One Billion Three Hundred Sixty-Five Million Dollars ($1,365,000,000) as such amount may be adjusted pursuant to the terms and conditions of the Barclays Commitment Letter or as otherwise agreed to by the Parties and Barclays (the gross amount of the proceeds of the Financing actually received is hereinafter referred to as the “Barclays Financing Proceeds”) but in any event not less than One Billion Three Hundred Million Dollars ($1,300,000,000) (the “Minimum Loan Amount”), or, except as provided in Section 2.4(b), either Party may terminate this Agreement and elect not to close. The Parties agree that the Gross Closing Debt Financing Proceeds shall be applied, to the extent required, by the New Subsidiary at Closing, and hereby agree to take appropriate action to cause New Subsidiary, to pay a special distribution (the “LandSource Special Distribution”) to LandSource (which, in turn, shall distribute such amount to the Existing Members as Class A Special Distributions pursuant to the terms of the Restated Operating Agreement) in the aggregate amount equal to the LandSource Special Distribution Amount, as such amount shall be preliminarily determined pursuant to Section 2.5(b)(iii), which amount shall be paid by wire transfers in accordance with the written instructions of each of the Existing Members provided prior to the Closing Date and shall be subject to a post-Closing adjustment pursuant to Section 2.5(c). The Parties acknowledge and agree that, for administrative convenience, LandSource may effectuate the LandSource Special Distribution by directing Barclays or its agent to pay such amounts directly to the Existing Members, rather than to the New Subsidiary or LandSource. Any remaining proceeds from the Financing shall be used, in conjunction with the proceeds of the MWHP Preliminary Cash Contribution, to pay off in full the LandSource Payable Debt, which shall exclude the Indebtedness set forth in Schedule 2.4 (the “Remaining Debt”), which shall remain outstanding at Closing.

(b) Financing Shortfall. The Parties acknowledge that it is possible that the actual amount of the Barclays Financing Proceeds in connection with the Financing may be less than the Minimum Loan Amount, in which case, all or any of the Existing Members (or any of their respective Affiliates) shall have the right (upon the unanimous consent of the Existing Members), but not the obligation, to loan (such loan is hereinafter referred to as a “Financing Shortfall Loan”) to the Company, in the aggregate, an amount equal to the amount by which the Minimum Loan Amount exceeds the Barclays Financing Proceeds (the gross proceeds of the Financing Shortfall Loan is hereinafter referred to as the “Financing Shortfall Amount”). In the event that all or any of the Existing Members (or any of their respective Affiliates) (each participant, a “Shortfall Lender”) elects to make a Financing Shortfall Loan to the Company, the terms and conditions of such Financing Shortfall Loan shall, subject to the approval of Barclays, be made on substantially the same payment terms and conditions as the Financing (or as otherwise agreed by the Executive Committee); provided, however, that the Financing Shortfall Loan shall bear interest at a rate equal to the rate or, if more than one rate, the blended rates of interest that would have been applicable under the Barclays Commitment Letter had the Financing Shortfall Loan been made as part of the Financing in accordance with the Barclays Commitment Letter; provided further, that the Shortfall Lender’s rights in connection with the Financing Shortfall Loan shall be subordinate to the rights of Barclays; and provided further, that the Financing Shortfall Loan shall be made on an unsecured basis.

2.5 Value of LandSource; MWHP Property and Adjustments.

(a) Certain Acknowledgments. The Parties hereby acknowledge and agree to the following:

(i) Notwithstanding Section 2.7, the respective values of LandSource and the MWHP Property are factors in determining the respective amounts of the LandSource Special Distribution and the MWHP Interest Contribution.

(ii) The estimated fair market value of the MWHP Property, as determined by the Parties as of July 1, 2006 (the “Valuation Date”), is equal to Seven Hundred and Twenty-Five Million Dollars ($725,000,000) (the “MWHP Estimated Property Value”). The MWHP Estimated Property Value is subject to a preliminary adjustment for purposes of the Closing in accordance with the methodology set forth in Section 2.5(b)(ii) (the “MWHP Preliminary Adjustment”; as so adjusted, the “MWHP Preliminary Property Value”). Furthermore, the MWHP Preliminary Property Value is subject to a post-Closing adjustment in accordance with the methodology set forth in Section 2.5(c) (the “MWHP Final Adjustment”), as so adjusted, the “MWHP Final Property Value”).

(iii) The estimated fair market value, as agreed to by the Parties, of LandSource (including all assets, other than the Excluded Assets, and net of all Liabilities as of the Valuation Date, other than LandSource Payable Debt and any liabilities associated with Excluded Assets, as determined by the Parties as of the Valuation Date, is equal to Two Billion Four Hundred and Thirty-Four Million Three Hundred Thirty-Nine Thousand Two Hundred Sixty-Four Dollars ($2,434,339,264) (the “LandSource Estimated Value”). The LandSource Estimated Value is subject to a preliminary adjustment for purposes of the Closing in accordance with the methodology set forth in Section 2.5(b)(i) (the “LandSource Preliminary Adjustment”; together with the MWHP Preliminary Adjustment, the “Preliminary Adjustments”; the LandSource Estimated Value, as so adjusted, is hereinafter referred to as the “LandSource Preliminary Value”); and the LandSource Preliminary Value is subject to a post-Closing adjustment in accordance with the methodology set forth in Section 2.5(c) (the “LandSource Final Adjustment”; together with the MWHP Final Adjustment and the Recomputations of the Special Distribution Amount and the MWHP Cash Contribution as provided in Section 2.5(c), the “Final Adjustments”; each of the Preliminary Adjustments and the Final Adjustments, is referred to individually as an “Adjustment” and collectively as the “Adjustments”; and the LandSource Preliminary Value, as so adjusted, is referred to as the “LandSource Final Value”).

(b) Preliminary Adjustment. As soon as reasonably practicable following the Effective Date of this Agreement, MWHP and the LandSource Parties shall jointly engage the independent public accounting firm of Deloitte and Touche LLP or its affiliate or such other firm of certified public accountants agreed upon in writing by the Parties (the “Accounting Firm”) in connection with the performance of the Adjustments. MWHP, on the one hand, and the Existing Members, on the other hand, shall each pay half of all costs and expenses associated with such engagement. The Accounting Firm’s engagement (the “Engagement”) (i) with respect to the Preliminary Adjustments shall conclude by not later than three (3) Business Days prior to the Closing Date; and (ii) with respect to the Final Adjustments, if any, the Engagement shall commence as soon as reasonably practicable after the Closing Date and shall conclude by not later than sixty (60) days after the Closing Date (each, an “Engagement Period”; collectively, the “Engagement Periods”). Notwithstanding the foregoing, each Engagement Period may be extended for such longer period as is agreed upon by MWHP, the LandSource Parties and the Accounting Firm and as required in connection with the Accounting Firm’s involvement in any Adjustment Dispute Resolution Process. MWHP and the LandSource Parties hereby agree to cooperate and assist the Accounting Firm in calculating the Adjustments to the extent requested by the Accounting Firm. Each Engagement shall include a review (which shall include a review, special engagement or other appropriate examination by the Accounting Firm as agreed upon by the Parties and the Accounting Firm) for the periods from the Valuation Date through the Closing Date (the “Adjustment Period”) of the following (in each case to the extent as reasonably required to perform the Adjustments): (i) all LandSource cash expenditures and receipts, including all LandSource Distributions and LandSource Contributions and all dispositions of any LandSource Property (other than Excluded Assets), by or on behalf of LandSource or any LandSource Subsidiary in connection with the LandSource Property, in each case to the extent as reasonably required to perform the Adjustment; and (ii) all MWHP Aggregate Expenses and MWHP Gross Revenues, including all dispositions of any MWHP Property (not including the MWHP Subsidiary Contribution), by or on behalf of MWHP and/or MWHP Sub in connection with the MWHP Property.

(i) LandSource Preliminary Adjustment. As part of the Engagement, the Accounting Firm shall calculate the LandSource Preliminary Adjustment on the basis of the following:

The LandSource Estimated Value shall be (A) increased on a dollar-for-dollar basis (a) to the extent, if any, that the Engagement reflects capital contributions from the Existing Members to LandSource during the Adjustment Period (the “LandSource Contributions”) plus (b) the LandSource Payable Debt at Closing (prior to being repaid); and (B) decreased on a dollar-for-dollar basis (a) to the extent, if any, that the Engagement reflects cash distributions from LandSource to the Existing Members (in their capacities as members of LandSource, and other than any payments for goods or services, management fees or other reimbursements) during the Adjustment Period (the “LandSource Distributions”) plus (b) the LandSource Payable Debt at July 1, 2006. The LandSource Members and the Accounting Firm shall prepare, at least five (5) Business Days prior to Closing a schedule detailing the LandSource Contributions and LandSource Distributions, as well as the LandSource income and expenses during the Adjustment

Period, including any changes in the LandSource Payable Debt during the period from July 1, 2006 through the Closing Date. All of the foregoing transactions, if any has occurred, shall be evidenced by written evidence of such incurrence and payment that is reasonably satisfactory to MWHP and the Accounting Firm.

(ii) MWHP Preliminary Adjustments. MWHP and the Accounting Firm shall prepare, at least five (5) Business Days prior to Closing, the following: (i) a schedule with respect to MWHP and MWHP Sub detailing (A) all MWHP Aggregate Expenses paid by MWHP and MWHP Sub with respect to the MWHP Property during the Adjustment Period, together with written evidence of such incurrence and payment that is reasonably satisfactory to the LandSource Parties and the Accounting Firm; and (B) all Gross Revenue received by MWHP and MWHP Sub during the Adjustment Period (the “MWHP Gross Revenue”), as evidenced by copies of all closing statements (or other evidence acceptable to the Accounting Firm) for the sales of MWHP Property constituting MWHP Gross Revenue (each such schedule, an “MWHP Aggregate Expenses and Revenue Statement”). The Accounting Firm shall calculate the MWHP Preliminary Adjustments on the basis of the following:

(A) The MWHP Estimated Property Value shall be increased on a dollar-for-dollar basis to the extent that the Engagement reflects the aggregate amount of MWHP Aggregate Expenses actually paid by MWHP and MWHP Sub during the Adjustment Period.

(B) The MWHP Estimated Property Value shall be decreased by an amount equal to all MWHP Gross Revenue received in cash during the Adjustment Period, as evidenced by copies of all closing statements for the sale of any MWHP Property (or other evidence acceptable to the Accounting Firm).

(iii) At least three (3) Business Days prior to the Closing, the Accounting Firm shall deliver to the Parties for their review a worksheet with supporting computations reflecting the LandSource Preliminary Adjustment and a worksheet with supporting computations reflecting the MWHP Preliminary Adjustment. The Preliminary Adjustments as determined by the Accounting Firm, subject to any further adjustments agreed to by the Parties, shall be utilized by the Parties to determine the MWHP Preliminary Property Value and the LandSource Preliminary Value, which, in turn, shall be used to determine the amount of the LandSource Special Distribution (the “LandSource Special Distribution Amount”) (to be determined in accordance with the methodology set forth in Schedule 2.5(c)(1)) to be paid to the Existing Members on the Closing Date (the “LandSource Preliminary Special Distribution”), subject to a final post-Closing adjustment pursuant to Section 2.5(c), and the MWHP Preliminary Cash Contribution.

(c) Final Adjustment. As soon as reasonably practicable following the Closing Date, the Accounting Firm shall review, true up and update the results of the Preliminary Adjustments to reflect (i) the actual final adjustments, if any, to the MWHP Aggregate Expenses actually paid by MWHP and MWHP Sub and MWHP Gross Revenue actually received by MWHP and MWHP Sub, in each case, during the Adjustment Period, to determine the MWHP Final Adjustment; (ii) the actual final adjustments, if any, to the LandSource Contributions, the LandSource Distributions and the LandSource Payable Debt, to determine the LandSource Final

Adjustment; (iii) the MWHP Final Property Value, based on the MWHP Final Adjustment, and the LandSource Final Value, based on the LandSource Final Adjustment; (iv) based on the MWHP Final Property Value and the LandSource Final Value and other final amounts as determined under the Engagement, a recomputation of (A) the LandSource Special Distribution Amount in accordance with the computation set forth in Schedule 2.5(c)(1) and (B) the MWHP Preliminary Cash Contribution in accordance with the computation set forth in Schedule 2.5(c)(2) (collectively, the “Recomputations”). The Parties shall use commercially-reasonable efforts to cause the Final Adjustments to be completed by the Accounting Firm within the sixty (60) day period after the Closing Date, including providing the Accounting Firm with full access to each of MWHP’s and LandSource’s books and records sufficiently early in the process so that the Accounting Firm may complete such Final Adjustments within such sixty (60) day period. When completed, the Accounting Firm shall send to the Existing Members and MWHP a notice detailing the determination of the Final Adjustments, including the determinations of the MWHP Final Property Value, the LandSource Final Value and the Recomputations (the “Final Adjustment Results Notice”), together with any backup materials supporting such determination. In the event that MWHP, on the one hand, or any LandSource Party, on the other hand, does not agree with the determination of any of the Final Adjustments, such disagreeing Party or Parties (individually and collectively, the “Disagreeing Party”) shall advise the other Party or Parties (individually and collectively, the “Defending Party”) in writing within ten (10) Business Days after the Disagreeing Party’s receipt of the Final Adjustment Results Notice that the Disagreeing Party disputes the determination of such Final Adjustment and detailing the particular items in the Final Adjustment Results Notice with which it disagrees. The Disagreeing Party and the Defending Party and a certified public accountant chosen (and paid) by the Disagreeing Party (the “Challenging Accounting Firm”) shall have an additional ten (10) Business Days to resolve any such disputes. If the Disagreeing Party and the Defending Party cannot resolve the disputes within ten (10) Business Days after such notice of the disputes is delivered, each of the Challenging Accounting Firm and an independent public accounting firm that is the current auditor for the Defending Party shall choose a third certified public accountant whose decision shall be binding upon the Parties. The determination of the Final Adjustment by the Accounting Firm, as detailed in the Final Adjustment Results Notice, shall be conclusive and binding on the Parties; except that if MWHP or the LandSource Parties give timely written notice of any disputes as provided herein, the Final Adjustment agreed upon in writing by MWHP and the LandSource Parties or the decision rendered by the Accounting Firm shall be conclusively determinative for all such purposes. The audit and dispute resolution process for the determination of the Final Adjustments as described in this Section 2.5(c) shall be hereinafter generally referred to, with respect to any such Adjustment, as the “Adjustment Dispute Resolution Process.” For purposes hereof, the “Adjustment Determination Date” means the earliest to occur of (i) the latest date on which MWHP, on the one hand, and the LandSource Parties, on the other hand, notify each other of their respective agreement with the Final Adjustments as determined by the Accounting Firm, (ii) the expiration of the ten (10) Business Day period that MWHP and the LandSource Parties have to object to a Final Adjustment, as determined by the Accounting Firm, without either such Party having given notice of any disputes to the other Party and (iii) the date every dispute regarding any disputed Final Adjustment is resolved as provided in this Section 2.5(c). After taking into account the Final Adjustments, as finally determined in accordance with this Section 2.5(c), (I) the final market value of LandSource including the Final Adjustments as of the Closing Date shall constitute for purposes of this

Agreement the LandSource Final Value, (II) the final market value of the MWHP Interest Contribution including the Final Adjustments shall constitute for purposes of this Agreement the MWHP Final Property Value, and (III) the final Special Distribution Amount of the LandSource Special Distribution is referred to as the “LandSource Final Special Distribution.”

(d) Adjustments to LandSource Special Distribution. If the amount of the LandSource Final Special Distribution is greater than the amount of the LandSource Preliminary Special Distribution, the New Subsidiary will make a special Distribution to LandSource in the amount of such difference; and LandSource will distribute to each Existing Member an amount equal to such Existing Member’s Pro Rata Share of such amount first, to the extent possible, from the proceeds of any borrowing of the Company that is permitted under the terms of the Financing, and then from other sources, subject to the terms and conditions provided in the Restated Operating Agreement. If, for any reason, such Special Distribution is not made, MWHP shall contribute any required additional cash to the capital of LandSource as an increase to the MWHP Final Cash Contribution Amount to the extent, if any, that such cash on hand was not previously included in such MWHP Final Cash Contribution Amount determination. If the LandSource Final Special Distribution is less than the LandSource Preliminary Special Distribution, each Existing Member shall return to LandSource such Existing Member’s Pro Rata Share of such difference. Any amount returned under this Section when taken together with the LandSource Preliminary Special Distribution shall be treated as a net Distribution by the Existing Members for purposes of this Agreement. Any payments due pursuant to this Section 2.5(d) shall be made within twenty (20) Business Days after the Adjustment Determination Date.

(e) Adjustments to MWHP Preliminary Cash Contribution Amount. If the MWHP Preliminary Cash Contribution Amount is greater than the MWHP Final Cash Contribution Amount (determined pursuant to Schedule 2.5(c)(2)), LandSource will return to MWHP the amount of such difference. Any amount returned under this Section when taken together with MWHP’s capital contributions pursuant to this Agreement will be treated as a net contribution by MWHP for purposes of this Agreement. If the MWHP Preliminary Cash Contribution Amount is less than the MWHP Final Cash Contribution Amount, MWHP shall fund to LandSource the amount of such difference. Any payments due pursuant to this Section 2.5(e) shall be made within twenty (20) Business Days after the Adjustment Determination Date.

(f) Capital Accounts. The Members of LandSource shall receive Capital Accounts in LandSource on account of the foregoing contributions and Distributions as set forth in the Restated Operating Agreement.

(g) G&A Expenses; Management Fee. During the Adjustment Period, the Accounting Firm shall review and determine (i) the general and administrative expenses paid by LandSource or any of the LandSource Subsidiaries, including any reimbursements or payments to any and all of the Existing Members (but not including any management fees or Distributions) or any other expenditure of LandSource or any of the LandSource Subsidiaries for general and administrative expenses (collectively, the “G&A Expenses”) and (ii) all management fees paid by LandSource and any LandSource Subsidiary to any and all of the Existing Members (“Management Fees”), in each case, from the Valuation Date through the Closing Date (the “G&A/Management Fee Measurement

Period”). At least three (3) Business Days prior to the Closing, the Accounting Firm shall deliver to the Parties for their review a worksheet with supporting computations reflecting the actual G&A Expenses (the “Preliminary G&A Determination”) and the actual Management Fees (the “Preliminary Management Fees”) determined by the Accounting Firm for the G&A/Management Fee Measurement Period (as to the G&A Expenses, the “Preliminary G&A Expenses”; and as to the Management Fees, the “Preliminary Management Fees”). If the Preliminary G&A Expenses exceed one and one-half percent (1.5%) of Gross Revenues for the G&A/Management Fee Measurement Period or if the Preliminary Management Fees exceed one and one-half percent (1.5%) of Gross Revenues for the G&A/Management Fee Measurement Period, then, at the Closing, the Existing Members shall reimburse LandSource for the amount by which either or both of the following are applicable: (i) the Preliminary G&A Expenses exceed one and one-half percent (1.5%) of Gross Revenues for the G&A/Management Fee Measurement Period (the “G&A Reimbursement”); and (ii) the Preliminary Management Fees exceed one and one-half percent (1.5%) of Gross Revenues for the G&A/Management Fee Measurement Period (the “Management Fee Reimbursement”); provided, that any such reimbursements by the Existing Members shall not constitute Capital. The Accounting Firm’s determination of Preliminary G&A Expenses and Preliminary Management Fees shall be subject to a final post-Closing adjustment (the “Final G&A/Management Fee Determination”). As soon as reasonably practical following the Closing Date, the Accounting Firm shall review, true up and update the results of the Preliminary G&A Determination and the Preliminary Management Fee Determination to reflect the actual final amount of the G&A Expenses paid during the G&A/Management Fee Measurement Period and the actual final amount of Management Fees paid during the G&A/Management Fee Measurement Period (the “Final G&A Expenses”). The Parties will use commercially-reasonable efforts to cause the Final G&A/Management Fee Determination to be completed by the Accounting Firm within the sixty (60) day period following the Closing Date. When completed, the Accounting Firm shall send the Parties a notice which contains the Final G&A Expenses and the Final Management Fees, including any backup materials supporting such determinations, and such notice shall be deemed a Final Adjustment Results Notice. Any dispute by the Parties with respect to the Final G&A/Management Fee Determination by the Accounting Firm shall be subject to the Adjustment Dispute Resolution Process in Section 2.5(c) as if the Final G&A/Management Fee Determination was a Final Determination thereunder. Upon the Adjustment Determination Date, if any, with respect to the G&A Expenses and/or Management Fees:

(i) if Final G&A Expenses less than or equal to the G&A Cap, then the Existing Members shall be entitled to a return of the entire G&A Reimbursement;

(ii) if Final G&A Expenses exceed the G&A Cap, then the Existing Members shall be required to reimburse LandSource for an amount by which Final G&A Expenses exceed the G&A Cap; provided, however, that such amount shall be reduced by the amount of any G&A Reimbursement previously paid; and provided, further, that the Existing Members shall be entitled to a refund of the portion of any G&A Reimbursement previously paid to the extent that it exceeds the amount determined to be due by the Existing Members pursuant to this Subsection (ii);

(iii) if Final Management Fees are less than or equal to the Management Fee Cap, then the Existing Members shall be entitled to a return of the entire Management Fee Reimbursement; and

(iv) if Final Management Fees exceed the Management Fee Cap, then the Existing Members shall be required to reimburse LandSource for an amount by which Final Management Fees exceed the Management Fee Cap; provided, however, that such amount shall be reduced by the amount of any Management Fee Reimbursement previously paid; and provided, further, that the Existing Members shall be entitled to a refund of the portion of any Management Fee Reimbursement previously paid to the extent that it exceeds the amount determined to be due by the Existing Members pursuant to this Subsection (iv);

Any payments with respect to subparagraphs (i) through (iv) of this Section 2.5(g) shall be made within twenty (20) Business Days after the Adjustment Determination Date. For purposes of Section 2.5(g), “Management Fee Cap” shall mean a number equal to one and one-half percent (1.5%) of Gross Revenues and “G&A Cap” shall mean a number equal to one and one-half percent (1.5%) of Gross Revenues.

2.6 Contribution of LandSource Assets. At the Closing and simultaneously with the MWHP Interest Contribution, LandSource will contribute to the capital of New Subsidiary (the “LandSource Subsidiary Contribution”), free and clear of all Liens other than the Liens set forth in Schedule 2.6(1) (the “LandSource Permitted Encumbrances”), all of its assets, which consist of (i) the Ownership Interests owned by LandSource in each of the LandSource Subsidiaries identified in Schedule 2.6(2) (the “Top Tier Subsidiaries”) and (ii) to the extent assignable or transferable, all of LandSource’s right, title and interest of every kind and nature whatsoever, tangible or intangible, vested or unvested, contingent or otherwise, if any, in and to the following (together with the Top Tier Subsidiaries, the “LandSource Property”):

(i) all cash (except for any cash that the Parties agree shall not be contributed);

(ii) all tangible personal property,

(iii) all copyrights, trademarks, service marks and other marks and trade or business names or the right to use the same relating to the ownership, use, development and operation of the LandSource Property;

(iv) all other intangible property and intangible property rights owned by LandSource (all intangible property of LandSource is collectively referred to as the “LandSource Intangible Property”), including:

(A) all Authorizations obtained by or on behalf of LandSource for the development of any LandSource Property;

(B) all Records relating to the LandSource Property, other than the Records set forth in Schedule 2.6(iv)(B) (hereinafter, the “LandSource Excluded Records”);

(C) all Claims that LandSource is entitled to assert, whether choate or inchoate, known or unknown, contingent or noncontingent with respect to the LandSource Property;

(D) all of LandSource’s insurance benefits, including rights and proceeds, arising from or relating to any of the LandSource Property (including any LandSource Assigned Contracts);

(E) all of LandSource’s right, title and interest of every kind and nature whatsoever, tangible or intangible, vested or unvested, contingent or otherwise, in and/or with respect to each and all LandSource Assigned Contracts; and

(v) all prepaid amounts, accounts and accounts receivable relating to any of the foregoing.

Notwithstanding anything to the contrary, LandSource shall not contribute any of the LandSource Properties listed on Schedule 2.6(3) (hereinafter, the “Excluded Assets”) to the New Subsidiary, the LandSource Property shall not include any Excluded Assets, and each of the Parties hereby expressly agrees that LandSource may, and it may cause any of the LandSource Subsidiaries to, make and deliver such bills of sale, assignments, deeds and other documents of transfer and conveyance, to cause to be transferred, sold and assigned from any LandSource Subsidiary each and every Excluded Asset, at any time, whether before or after the Closing Date and whether or not for any consideration. Any consideration received shall constitute Excluded Assets for all purposes hereunder. To the extent that the Existing Members determine that it is not practical or feasible to make such transfer, sale or assignment, in the sole and absolute discretion of the Existing Members, then, rather than effecting any transfer, sale or assignment of the Excluded Assets out of a LandSource Subsidiary, the Parties hereby agree that the Excluded Assets, and all right, title and interest in and to such Excluded Assets (including all Gross Profits, profits participations, accounts, accounts receivable, revenues and the like) shall be accounted for separately in any of the financial statements of LandSource and the Existing Members shall receive special Distributions in respect of Available Cash derived from such Excluded Assets and special allocations of Profits and Losses in connection therewith, as provided in the Restated Operating Agreement.

2.7 Realization Events. Subject to the terms and conditions in this Section 2.7, the Existing Members shall be eligible to be issued Preferred Capital by LandSource, with such rights, Preferred Return, Distribution preferences and other attributes as are described in the Restated Operating Agreement, in an aggregate amount of up to Six Hundred Sixty Million Dollars ($660,000,000.00) (each time that the Existing Members are issued Preferred Capital pursuant to the terms of this Section 2.7 is hereinafter referred to as a “Realization Event”).

(a) First Period. By not later than five (5) Business Days following November 30, 2009, the Parties shall engage the Accounting Firm to calculate the Gross Revenues of LandSource and its Subsidiaries generated during the period from December 1, 2006 through November 30, 2009 (the “First Period”) in connection with the sale of the properties identified in Schedule 2.7(a) (as such schedule may be updated from time to time by the Parties by a written instrument signed by each of them, the “Realization Properties”), which schedule breaks down the Realization Properties between those to be sold during the First Period (the “First

Period Realization Properties”) and those to be sold during the Second Period (the “Second Period Realization Properties”; together with the First Period Realization Properties, the “Aggregate Realization Properties”). If the Gross Revenues received by LandSource (including through its Subsidiaries) during the First Period from the sale of the First Period Realization Properties (the “First Period Gross Revenues”), as determined by the Accounting Firm, are less than $682,156,929 (the “First Minimum Target”), then, except as otherwise provided in this Section 2.7, no Preferred Capital will be issued to the Existing Members for the First Period. If the First Period Gross Revenues are equal to or in excess of $693,377,807 (the “First Maximum Target”), then Preferred Capital will be issued to the Existing Members in the amount of Three Hundred Million Dollars ($300,000,000.00) (the “First Maximum Amount”). If the First Period Gross Revenues are greater than the First Minimum Target but are less than the First Maximum Target, then the Existing Members will be issued Preferred Capital in an amount equal to the product of (i) the First Maximum Amount multiplied by (ii) a fraction, the numerator of which is equal to (A) the First Period Gross Revenues minus (B) the First Minimum Target, and the denominator of which is the First Maximum Target minus the First Minimum Target (such product, the “First Prorated Amount”).

(b) Second Period. By not later than five (5) Business Days following November 30, 2011, the Parties shall engage the Accounting Firm to calculate the Gross Revenues of LandSource and its Subsidiaries generated during the period from December 1, 2006 through November 30, 2011 (the “Second Period”; the First Period and the Second Period are sometimes referred to individually, as a “Realization Period”; collectively, as the “Realization Periods”) in connection with the sale of the Second Period Realization Properties. If the Gross Revenues received by LandSource (including through its Subsidiaries) during the Second Period from the sale of the Second Period Realization Properties (the “Second Period Gross Revenues”), as determined by the Accounting Firm, are less than $1,029,145,049 (the “Second Minimum Target”; together with the First Minimum Target, the “Aggregate Minimum Target”), then, except as otherwise provided in this Section 2.7, no Preferred Capital will be issued to the Existing Members for the Second Period. If the Second Period Gross Revenues are equal to or in excess of $1,130,530,536 the “Second Maximum Target”; together with the First Maximum Target, the “Aggregate Maximum Target”), then Preferred Capital will be issued to the Existing Members in the amount of Three Hundred and Sixty Million Dollars ($360,000,000.00) (the “Second Maximum Amount”; together with the First Maximum Amount, the “Aggregate Maximum Amount”). If the Second Period Gross Revenues are greater than the Second Minimum Target but are less than the Second Maximum Target, then the Existing Members will be issued Preferred Capital in an amount equal to the product of (i) the Second Maximum Amount multiplied by (ii) a fraction, the numerator of which is equal to (A) the Second Period Gross Revenues minus (B) the Second Minimum Target, and the denominator of which is the Second Maximum Target minus the Second Minimum Target (such product, the “Second Prorated Amount”).

(c) Makeup Period; Makeup Realizations. Provided that during the applicable Realization Period, and during the period of up to two (2) years thereafter, the Managing Member has used commercially-reasonable efforts (1) to entitle the Realization Properties that are targeted to be sold during such Realization Period and develop the Realization Properties into single family residential homesites and/or commercial sites, in accordance with the Business Plan and (2) after the properties are so entitled and developed, to sell the Realization Properties, then, if the First Maximum Target or the Second Maximum Target has not been achieved, during the applicable Realization Period, the Existing Members will continue to have an opportunity, in accordance with the requirements of this Section 2.7(c), to achieve such First Maximum Target or Second Maximum Target (or to reach or further surpass the First Minimum Target or the Second Minimum Target, as the case may be) and thereby receive Preferred Capital (or additional Preferred Capital), as set forth in this Section 2.7(c).

(i) Following the expiration of the First Period, if the First Maximum Target has not been achieved, then, at any time during the period from December 1, 2009 and on or before November 30, 2011 (the “First Make Up Period”):

If the Gross Revenues received by LandSource (including through its Subsidiaries) during the period from December 1, 2006 through the end of the First Make Up Period from the sale of the First Period Realization Properties (the “First Make Up Gross Revenues”) are equal to or greater than the Appreciated First Maximum Target as determined as of such date, as determined by the Accounting Firm, then, upon the expiration of the First Make Up Period, in accordance with Section 2.7(d), Preferred Capital will be issued to the Existing Members in an amount equal to (i) the First Maximum Amount minus the First Prorated Amount of Preferred Capital issued to the Existing Members (if any). If, at the end of the First Make Up Period, the First Make Up Gross Revenues are greater than the Appreciated First Minimum Target but are less than the Appreciated First Maximum Target, then the Existing Members will be issued Preferred Capital in the amount, if any, by which (I) the product of (i) the First Maximum Amount multiplied by (ii) a fraction, the numerator of which is equal to (A) the First Make Up Gross Revenues minus (B) the Appreciated First Minimum Target, and the denominator of which is the Appreciated First Maximum Target minus the Appreciated First Minimum Target; exceeds (II) the First Prorated Amount of Preferred Capital issued to the Existing Members (if any).

(ii) Following the expiration of the Second Period, if the Second Maximum Target has not been achieved, then, at any time during the period commencing December 1, 2011 and ending November 30, 2013 (the “Second Make Up Period”; each of the First Make Up Period and the Second Make Up Period, a “Make Up Period”):

(A) If the Gross Revenues received by LandSource (including through its Subsidiaries) during the period from December 1, 2009 through the end of the Second Make Up Period from the sale of the Second Period Realization Properties (the “Second Make Up Gross Revenues”) are equal to or greater than the Appreciated Second Maximum Target, as determined as of such date, as determined by the Accounting Firm, then, upon the expiration of the Second Make Up Period, in accordance with Section 2.7(d), Preferred Capital will be issued to the Existing Members in an amount equal to (i) the Second Maximum Amount minus the Second Prorated Amount of Preferred Capital issued to the Existing Members (if any). If, at the end of the Second Make Up Period, the Second Period Make Up Gross Revenues are greater than the Appreciated Second Minimum Target but are less than the Appreciated Second Maximum Target, then the Existing Members will be issued Preferred Capital in the amount, if any, by which (I) the product of (i) the Second Maximum Amount multiplied by (ii) a fraction, the numerator of which is equal to (A) the Second Make Up Gross Revenues minus (B) the Appreciated Second Minimum Target, and the denominator of which is the Appreciated Second Maximum Target minus the Appreciated Second Minimum Target; exceeds (II) the Second Prorated Amount of Preferred Capital issued to the Existing Members (if any).

(B) If, after taking into account all of the Preferred Capital, if any, issued or to be issued to the Existing Members under Sections 2.7(a), 2.7(b), 2.7(c)(i) and 2.7(c)(ii)(A), the Existing Members have not been issued the Aggregate Maximum Amount of Preferred Capital, then:

If, at any time during the period from December 1, 2006 through the end of the Second Make Up Period, the Gross Revenues received by LandSource (including through its Subsidiaries), from the sale of the Aggregate Realization Properties (the “Aggregate Make Up Gross Revenues”) are equal to or greater than the Appreciated Total Maximum Target, as determined by the Accounting Firm, then, upon the expiration of the Second Make Up Period, in accordance with Section 2.7(d), Preferred Capital will be issued to the Existing Members in an amount equal to (i) the Aggregate Maximum Amount minus the aggregate amount of Preferred Capital, if any, issued or to be issued to the Existing Members pursuant to this Section 2.7. If, at the end of the Second Make Up Period, the Aggregate Make Up Gross Revenues are greater than the Appreciated Total Minimum Target but are less than the Appreciated Total Maximum Target, then the Existing Members will be issued Preferred Capital in the amount, if any, by which (I) the product of (i) the Aggregate Maximum Amount multiplied by (ii) a fraction, the numerator of which is equal to (A) the Aggregate Make Up Gross Revenues minus (B) the Appreciated Total Minimum Target, and the denominator of which is the Appreciated Total Maximum Target minus the Appreciated Total Minimum Target; exceeds (II) the aggregate amount of Preferred Capital, if any, issued or to be issued to the Existing Members pursuant to this Section 2.7.

(d) As soon as practicable after the end of the applicable Realization Period or during or at the end of the applicable Make Up Period, as the case may be, but not later than ninety (90) days thereafter, the Accounting Firms will provide to the LandSource Members a report reflecting the Gross Revenues for the applicable period and any Preferred Capital that is required to be issued to the Existing Members hereunder. If any of the LandSource Members dispute the findings of the Accountants and the Members cannot agree upon the amount of the Gross Revenues in connection with sales of the Realization Properties or the proper amount of Preferred Capital to be issued pursuant to this Section 2.7, any Member may elect for such dispute to be resolved pursuant to the Adjustment Dispute Resolution Process (with the terms in Section 2.5(c) to be applied in the context of this Section 2.7). All Preferred Capital that is issued pursuant to this Section 2.7 shall be issued to the Existing Member within five (5) Business Days after the Parties have agreed upon (or a final determination has been made with respect to) the determination of the amount of Preferred Capital that is required to be issued under each applicable subsection of this Section 2.7.

(e) For purposes of this Section 2.7, the following capitalized terms have the meanings ascribed to them below:

(i) “Appreciated First Minimum Target” means the First Minimum Target as such amount shall be increased during the First Make Up Period by a factor equal to 3.9% per year, compounded annually (prorated based on a 360 day year for any partial year).

(ii) “Appreciated First Maximum Target” means the First Maximum Target as such amount shall be increased during the First Make Up Period by a factor equal to 5.0% per year, compounded annually (prorated based on a 360 day year for any partial year).

(iii) “Appreciated Second Minimum Target” means the Second Minimum Target as such amount shall be increased during the Second Make Up Period by a factor equal to 3.9% per year, compounded annually (prorated based on a 360 day year for any partial year).

(iv) “Appreciated Second Maximum Target” means the Second Maximum Target as such amount shall be increased during the Second Make Up Period by a factor equal to 5.0% per year, compounded annually (prorated based on a 360 day year for any partial year).

(v) “Appreciated Total Minimum Target” means the Aggregate Minimum Target as such amount shall be increased from December 1, 2006 through the end of the Second Make Up Period by a factor equal to 3.9% per year, compounded annually (prorated based on a 360 day year for any partial year).

(vi) “Appreciated Total Maximum Target” means the Aggregate Maximum Target as such amount shall be increased from December 1, 2006 through the end of the Second Make Up Period by a factor equal to 5.0% per year, compounded annually (prorated based on a 360 day year for any partial year).

ARTICLE 3

CLOSING

3.1 Closing Date.

(a) The closing of the MWHP Subsidiary Contribution (the “MWHP First Closing”) shall take shall take place at the offices of (i) North American Title Company (the “Title Company”), 505 S. Main Street, #101 Orange, California 92868, which shall act as the master closing agent and coordinate the other offices of the Title Company in states other than California in which the MWHP Land is located, or such other location as agreed to by the Parties, at least one Business Day prior the Closing Date (the “MWHP First Closing Date”). The delivery of all documents and instruments to be recorded in connection with the Closing (the “Recordable Documents”) shall be made through the Title Company; provided, however, that all of the non-recordable agreements, assignments, and other documents and instruments to be delivered in connection with the MWHP First Closing pursuant to this Agreement shall be delivered directly among the applicable parties to the MWHP First Closing at the MWHP First Closing (or other applicable date, if one is expressly provided for herein or in such agreements, assignments or other documents or instruments) and not to the Title Company. The MWHP First Closing shall occur when (i) all of the deliveries set forth in Article VII required to be delivered as of the MWHP First Closing Date have been made, and (ii) the Title Company is irrevocably committed to issue the

Subsidiary Title Policy (which shall include a Fairway Endorsement) to the New Subsidiary pursuant to Section 6.9, and (iii) all Recordable Documents have been received by the Title Company and are recorded in the appropriate public records. MWHP and the Existing Members shall each bear one-half (1/2) of all costs, fees, expenses and other amounts payable to the Title Company in connection with the duties described in this Section 3.1(a).

(b) The closing of the MWHP Interest Contribution, the LandSource Subsidiary Contribution and the related transactions as contemplated by this Agreement (the “Closing”) shall take place at the offices of Lennar Corporation, 25 Enterprise Drive, Aliso Viejo, CA 92691, or such other location as agreed to by the Parties. The Closing shall take place on the closing date for the Financing, which the Parties anticipate will be on or around February 15, 2007, or on such other date and time as agreed to by the Parties (the date on which such Closing occurs being herein referred to as the “Closing Date”). The Closing shall occur when (i) all of the deliveries set forth in Article VII required to be delivered as of the Closing Date have been made, and (ii) all of the conditions set forth in Articles VIII and IX required to be performed as of the Closing Date have been performed, satisfied or waived by the applicable parties. The Closing shall be effective as of 12:01 A.M. (Pacific time) on the Closing Date (the “Effective Time”). At the Closing, MWHP shall deliver to LandSource the MWHP Preliminary Cash Contribution by wire transfer of immediately available funds (in accordance with wire transfer instructions provided by LandSource prior to the Closing Date.

3.2 Restated LandSource Operating Agreement. At the Closing, the issuance of the Contribution Interest to MWHP shall be effected by the Existing Members and MWHP (collectively, the “LandSource Members”) executing and delivering the Second Amended and Restated Limited Liability Company Agreement of LandSource, in the form attached hereto as Exhibit C, as it may be revised by the LandSource Members (the “Restated Operating Agreement”).

3.3 New Subsidiary Operating Agreement. At the Closing, LandSource will enter into an operating agreement of the New Subsidiary in the form reasonably agreed to by the LandSource Members.

3.4 Delivery of Certificates and Other Instruments of Transfer.

(a) MWHP.

(i) At the MWHP First Closing, MWHP shall, and MWHP shall cause MWHP Sub to, deliver to the New Subsidiary (a) specific deeds, certificates, assignments, bills of sale, endorsements and other good and sufficient instruments of conveyance and transfer (as shall have been previously approved by the Parties as to form and content prior to the formation of the New Subsidiary and the effectuation of the MWHP Subsidiary Contribution), which shall be effective to vest in the New Subsidiary title in and to all the MWHP Property free and clear of all Liens (other than MWHP Permitted Encumbrances); and (b) all Records and other data and all other assets, properties and rights included in or in connection with the MWHP Property.

(ii) At the Closing, MWHP shall deliver to LandSource (a) true and correct copies of all documents that effectuated the MWHP First Closing, (b) such specific certificates, assignments, bills of sale, endorsements and other good and sufficient instruments of conveyance and transfer, as have been previously approved by the Parties as to form and content, which shall be effective to vest in LandSource ownership of 100% of the New Subsidiary, free and clear of all Liens, except to Liens created in connection with the Financing; and (iii) all Records and other data and all other assets, properties and rights included in or in connection with the New Subsidiary.

(b) LandSource. At the Closing, LandSource shall execute and deliver to the New Subsidiary (i) such specific certificates, assignments, bills of sale, endorsements and other good and sufficient instruments of conveyance and transfer, as have been previously approved by the Parties as to form and content, which shall be effective to vest in the New Subsidiary title to all the LandSource Property, free and clear of all Liens (other than LandSource Permitted Encumbrances); and (ii) all Records and other data and all other assets, properties and rights included in the LandSource Property other than the LandSource Excluded Records.

(c) Possession. The Parties shall, simultaneously with such deliveries pursuant to the preceding subsections, put the New Subsidiary in actual possession and operating control of the MWHP Property and, indirectly through the Top Tier Subsidiaries, the LandSource Property.

3.5 Transfer Taxes. Each of the Parties agree that all transfer taxes and fees and other sales, use, recording, deed, purchase, documentary or similar fees and taxes, if any, resulting from the transactions contemplated by this Agreement shall be shared equally between the Existing Members, on the one hand, and MWHP, on the other hand.

3.6 Assumption of Certain Liabilities. The New Subsidiary will assume at the Effective Time and pay, honor and discharge when due:

(a) all Liabilities of MWHP and MWHP Sub scheduled to be paid or performed on or after the Effective Time that are (I) described in Schedule 3.6(a) or (II) arising exclusively under the MWHP Assigned Contracts (collectively, the “MWHP Assumed Liabilities”), and no other Liabilities of MWHP or MWHP Sub or any of their respective Affiliates whatsoever; and

(b) all Liabilities of LandSource scheduled to be paid or performed on or after the Effective Time that are (I) described in Schedule 3.6(b) (including, the Remaining Debt) or (II) arising under the LandSource Assigned Contracts (collectively, the “LandSource Assumed Liabilities”) and no other Liabilities of LandSource or any of its Affiliates whatsoever.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LANDSOURCE

Except as disclosed in the document of even date herewith delivered by LandSource to MWHP referring to the representations and warranties in this Agreement (the “LandSource Disclosure Schedule”), any exception so disclosed in the LandSource Disclosure Schedule to specifically identify the Section of this Agreement to which such exception relates, each of the LandSource Parties hereby makes the representations and warranties set forth in this Article 4 to MWHP. Prior to the Closing Date, LandSource shall have the opportunity to update the LandSource Disclosure Schedule, in whole or in part, which has been previously delivered by it pursuant to this Agreement to account for any fact or circumstance covered by (or which may be covered by) such schedule that may have changed since the date that such schedule was originally delivered to MWHP or which may have been omitted in good faith, such that the LandSource Disclosure Schedule shall be, as of the Closing Date, true, correct, complete and accurate in every material respect as of the Closing Date; provided, however, that if any such change in the LandSource Disclosure Schedule would constitute a Material Adverse Effect, including with respect to any material LandSource Property, MWHP may elect to terminate this Agreement pursuant to Section 10.1(b). Notwithstanding anything to the contrary contained herein or in any document, instrument or agreement executed and delivered pursuant hereto (including in the LandSource Disclosure Schedule), the representations, warranties and covenants concerning LandSource, any of its Subsidiaries or any of the LandSource Properties, unless otherwise expressly referencing Excluded Assets, do not and shall not be interpreted or deemed to include any representation or warranty relating, in any fashion or manner, to any of the Excluded Assets (or any matter or thing specifically relating thereto) or any covenant or obligation with respect to the Excluded Assets (or any matter or thing specifically relating thereto).

4.1 Organization, Standing and Power. LandSource and each LandSource Subsidiary is duly organized, validly existing, and in good standing under the Laws of the state of such entity’s formation. LandSource and each LandSource Subsidiary has all necessary and appropriate power and authority to own its properties and to carry on its business, as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it is so required; except where such failure would not have a Material Adverse Effect.

4.2 Capital Structure and Real Property. Set forth in Section 4.2 of the LandSource Disclosure Schedule, is a true, complete, accurate, and current list of the names of the holders of Ownership Interests of LandSource and the LandSource Subsidiaries (including all Owners and all holders of any Ownership Interest convertible, exercisable or otherwise exchangeable for LandSource’s and the LandSource’s Subsidiaries’ respective Ownership Interests) and such holders’ respective percentage ownership interest of such Ownership Interests, and a listing of all material real property owned by LandSource and each of LandSource’s Subsidiaries.

4.3 Authority.

(a) Except for obtaining the consent of the board of directors of each of the Existing Members, LandSource has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby and thereby. This Agreement has been and, as of the Closing Date, each of such other agreements and instruments will be, duly executed and delivered by LandSource and (assuming due authorization, execution and delivery by MWHP), this Agreement constitutes, and each of such other agreements and instruments when duly executed and delivered by LandSource will constitute, legal, valid and binding obligations of LandSource, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

(b) The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection herewith by LandSource, and the consummation by LandSource of the transactions contemplated hereby and thereby, will not (i) violate, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or require any consent pursuant to, any provision of the Organizational Documents of LandSource or any of the LandSource Subsidiaries, or (ii) to the knowledge of LandSource, violate, or conflict with, result in any breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or require (other than those which have been or prior to the Closing Date will be obtained) any consent pursuant to, or result in the creation of any Lien on any asset of LandSource or any of the LandSource Subsidiaries under, any material Contract of LandSource or any of the LandSource Subsidiaries, or (iii) violate any material Law applicable to LandSource or any of the LandSource Subsidiaries, or (iv) permit or result in the acceleration of the maturity of any material Indebtedness of LandSource or the LandSource Subsidiaries that is not to be paid off at Closing.

(c) Except (i) as has already been obtained and is currently maintained, (ii) as may be obtained prior to Closing, (iii) matters disclosed to MWHP in writing prior to the Closing, (iv) for matters for which the failure to obtain shall not have a Material Adverse Effect upon the applicable LandSource Property, (v) as related to the LandSource Payable Debt, (vi) for any consent required from the PUC in connection with the Water Company, and (vii) for the consent of the board of directors of each of the Existing Members, no permit or approval of, or other designation, notice, declaration or filing with or other consent with respect to, any Governmental Entity, financial institution, or any other Person is required to be obtained by LandSource or any of the LandSource Subsidiaries in connection with the execution or delivery by LandSource of this Agreement and/or the other agreements and instruments to be executed and delivered in connection herewith, or the performance of any of the LandSource’s obligations hereunder and thereunder.

4.4 Litigation. There is no action, suit, proceeding, claim, dispute, arbitration, inquiry, examination, inspection or investigation (each, an “Action”; collectively, “Actions”) pending by or before any Governmental Entity, arbitrator, mediator, agency, court, tribunal or other jurisdictional body or, to the Knowledge of LandSource, threatened against LandSource or any of the LandSource Property or LandSource Subsidiaries.

4.5 Compliance With Laws. LandSource and each of the LandSource Subsidiaries, are in compliance with their respective Organizational Documents and, in all material respects, with all applicable Laws; provided, however, that with respect to any Environmental and Safety Laws, the representations and warranties of Section 4.6 are the only representation and warranties that are made by LandSource Parties under this Agreement. Since January 1, 2005, LandSource has not received any written notice of any material violation by LandSource or any LandSource Subsidiary of any applicable Law.

4.6 Environmental Matters.

(a) No material violation of any applicable Environmental and Safety Laws has occurred in connection with the business or assets of LandSource or any LandSource Subsidiary (including any depositing, storage, disposal or other placing of Hazardous Materials on or under, or any migration thereof to or from, any LandSource Real Property (including any and all Improvements thereon) or any equipment on any LandSource Real Property) resulting from or relating to the acts or omissions by or on behalf of LandSource or any of its Affiliates or, to the knowledge of LandSource, any other Person;

(b) any Hazardous Materials generated by or under the control of LandSource or any of its Affiliates, or, to LandSource’s knowledge, any other Person, in connection with the business or assets of LandSource or any LandSource Subsidiary has been generated, transported, stored and/or disposed of materially in accordance with all applicable Environmental and Safety Laws;

(c) neither of LandSource nor any of its Affiliates, nor to the knowledge of LandSource, any other Person, has received written notice of any actual or alleged violation, breach, noncompliance and/or Liability or potential Liability with respect to any of the assets of LandSource or any LandSource Subsidiary under any applicable Environmental and Safety Laws (including any and all Environmental Permits);

(d) no judicial proceedings or governmental, administrative or other Action to which LandSource or any of its Affiliates is or, to the knowledge of LandSource, will be named as a party is pending or, to the knowledge of LandSource, threatened, under any applicable Environmental and Safety Laws in connection with the business or assets of LandSource or any LandSource Subsidiary;

(e) to the knowledge of LandSource, there are no consent or other decrees, or consent, administrative or other orders, or any other administrative, judicial or other requirements, in each case, arising out of any judicial, governmental or administrative Actions in connection with the business or assets of LandSource or any LandSource Subsidiary to which LandSource or any of its Affiliates is named as a party under any applicable Environmental and Safety Laws; and

(f) neither LandSource nor any of its Affiliates, or, to the knowledge of LandSource, any other Person, has released any Hazardous Materials in connection with the business or assets of LandSource or any LandSource Subsidiary in material violation of, or in amounts or in a manner that reasonably could be expected to give rise to material Liability under, any applicable Environmental and Safety Laws.

4.7 Taxes and Tax Returns.

(a) LandSource and each of the LandSource Subsidiaries has filed or caused to be filed in a timely manner all Tax Returns required to be filed under any United States federal, state or local or any foreign Law pertaining to Taxes and such Tax Returns are in all material respects true, complete and correct. LandSource and each of the LandSource Subsidiaries has paid or made provision for the payment of, all Taxes required to be shown as due and payable by LandSource and each of the LandSource Subsidiaries on such Tax Returns.

(b) There are no outstanding waivers or consents regarding the application of the statute of limitations or extension thereof with respect to any Taxes or Tax Returns of LandSource or any of the LandSource Subsidiaries.

(c) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of LandSource or any of the LandSource Subsidiaries and no deficiencies for any Taxes have been asserted or assessed against LandSource or any of the LandSource Subsidiaries with respect to any Tax Returns which have not been resolved or paid in full.

(d) No power of attorney has been granted by LandSource or any of the LandSource Subsidiaries with respect to any matter relating to Taxes or Tax Returns which is currently in force.

(e) No Liens (other than LandSource Permitted Encumbrances) are outstanding or have been asserted with respect to any Taxes or Tax Returns of LandSource or any of the LandSource Subsidiaries, other than for Taxes not yet due and payable.

(f) There are no contracts, agreements or other arrangements which could result, as a result of the transactions contemplated by this Agreement, in the payment by LandSource or by any of the LandSource Subsidiaries of an “Excess Parachute Payment” as that term is used in Section 280G of the Code or the payment by LandSource or by any of the LandSource Subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code.

(g) Each of LandSource and each LandSource Subsidiary that is a partnership or a limited liability company is a disregarded entity or an entity taxable as a partnership for federal tax purposes.

(h) No written claim has been made by any taxing authority in a jurisdiction where LandSource or any LandSource Subsidiary does not file Tax Returns that the relevant entity is or may be subject to taxation by that jurisdiction.

(i) The unpaid Taxes of LandSource and each LandSource Subsidiary for all tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.

(j) Neither LandSource nor any LandSource Subsidiary has (i) any liability for the Taxes of any Person under as a transferee or successor, pursuant to any contractual obligation (other than pursuant to customary commercial contracts not primarily related to Taxes), or otherwise for any Taxes of any other person, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(k) All Taxes that LandSource or any LandSource Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority.

(l) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by LandSource or any LandSource Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the transactions contemplated by this Agreement.

(m) Neither LandSource nor any LandSource Subsidiary has ever been required to make any disclosure to the IRS pursuant to Code Section 6111 or Section 1.6011-4 of the Treasury Regulations promulgated thereunder.

4.8 LandSource Assets. The LandSource Property contributed by LandSource to the New Subsidiary pursuant to the LandSource Subsidiary Contribution represents all of the assets directly owned by LandSource as of the Effective Date, other than the LandSource Excluded Contracts and the Excluded Assets.

4.9 Balance Sheets. Set forth in Section 4.9 of the LandSource Disclosure Schedule are the following balance sheets (collectively, the “Balance Sheets”): (i) audited consolidated balance sheet for LandSource and the consolidated LandSource Subsidiaries for the fiscal year ended November 30, 2005; and (ii) unaudited consolidated balance sheet as of July 1, 2006 for LandSource and the consolidated LandSource Subsidiaries (the “Most Recent Balance Sheet”). The Balance Sheets have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of LandSource and the LandSource Subsidiaries as of such dates; provided, however, that the Most Recent Balance Sheets are subject to normal year-end adjustments and lack footnotes and other presentation items required by GAAP.

4.10 Employee Benefits.

(a) Section 4.10 of the LandSource Disclosure Schedule contains a complete and accurate list of each pension, retirement, profit sharing, savings, employee stock ownership, stock bonus, stock option, stock purchase, restricted stock, compensation, severance, termination, bonus, incentive, commission, deferred compensation, health, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other plan, agreement, policy or arrangement, including each “employee benefit plan” as defined in Section 3(3) of ERISA, that is (or was) sponsored, maintained or contributed to (or required to be contributed to) by LandSource or any of its ERISA Affiliates, whether written or unwritten, for the benefit of current or former employees, officers and/or directors of LandSource or any of its ERISA Affiliates (each a “Plan”). LandSource and each of its ERISA Affiliates, as applicable, (i) is in compliance in all material respects with, and not in violation of, any and all of its material obligations and agreements under each Plan, (ii) is not in violation of any law, regulation, rule or other requirement of any governmental authority (including, but not limited to, ERISA and the Code) with respect to any such Plan. No “reportable event” within the meaning of Section 4043 of ERISA nor any event described in Section 4062 or 4063 of ERISA has occurred. Complete and accurate copies of the following items relating to each Plan, where applicable, have been delivered to MWHP or its representatives: (a) all Plan documents (or written summaries of any unwritten Plans) and related trust agreements, insurance contracts or other funding arrangements, including amendments thereto; (b) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code; (c) the most recent summary plan description, summary of material modifications and all material communications to participants, other than individualized participant communications such as benefit statements, projections, and the like; (d) the Annual Report (5500 Series) and accompanying schedules for each Plan for the most recent plan years; (e) the most recent actuarial report and financial statement prepared or issued with respect to any Plan; and (f) any notice (or any other communication) received from the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor concerning any Plan or any other potential liability in connection with any Plan that could be assessed against LandSource or any LandSource Subsidiary. With respect to each Plan that is intended to be “qualified” under Section 401(a) of the Code, such Plan either has been determined to be so qualified by the IRS, still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the Plan.

(b) Neither LandSource nor any of its ERISA Affiliates has incurred any liability with respect to a Plan termination under Title IV of ERISA or a funding deficiency under Section 412 of the Code or Section 302 of ERISA. Neither LandSource nor any of its ERISA Affiliates has maintained, contributed to or otherwise had any obligation with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA). The consummation of the transactions contemplated under this Agreement will not change, create or accelerate any obligation or liability of LandSource or any LandSource Subsidiary under any Plan or terminate or require any material modification or change to any Plan except as provided in Section 4.10 of the LandSource Disclosure Schedule. Each Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to LandSource or any LandSource Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending, or to the knowledge of LandSource or any LandSource Subsidiary, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder with respect to LandSource or any LandSource Subsidiary. Neither LandSource nor any LandSource Subsidiary has incurred any liability for any tax, excise tax, penalty or fee with respect to any Plan, including (but not limited to) taxes arising under the Code or penalties arising under ERISA, and no event has occurred and no circumstance has existed (including consummation of the obligations set forth in this Agreement) that reasonably would be expected to give rise to any such liability. All contributions required to be made under the terms of any Plan as of the Effective Date have been timely made or, if not yet due, have been fully reserved for, and specifically identified in, the Most Recent Balance Sheet. With respect to each Plan, LandSource and each LandSource Subsidiary, as appropriate, have complied in all material respects with (x) COBRA and the regulations thereunder, (y) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (z) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the

regulations thereunder. Except as provided in Section 4.10 of the LandSource Disclosure Schedule, other than as required under Section 4980B of the Code and Section 601 et seq. of ERISA, no Plan provides benefits following retirement or other termination of employment or service.

(c) Except as provided in Section 4.10 of the LandSource Disclosure Schedule, each Plan, contract, agreement or offer letter to provide compensation in consideration for past, present or future services to LandSource or any LandSource Subsidiary, and each payment or benefit provided pursuant to any Plan or any such contract, agreement or offer letter that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, Internal Revenue Service Notice 2005-1 (“Notice 2005-1”) or the proposed Treasury Regulations promulgated pursuant to Section 409A of the Code (the “Proposed Regulations”), or that otherwise is subject to Section 409A of the Code, has been operated since January 1, 2005 and up to the date of this Agreement, in accordance with the terms of Notice 2005-1, the Proposed Regulations, or a good faith, reasonable interpretation of the provisions of Section 409A of the Code.

4.11 Affiliate Transactions. No Existing Member or any Affiliate of an Existing Member or member of the immediate family of any of the foregoing (to the extent of the knowledge of the Existing Members) has within the preceding 18 months: (a) borrowed from or loaned money or other property to LandSource or any of the LandSource Subsidiaries which has not been repaid or returned; or (b) (i) had any direct or indirect material interest in any Person which is a customer or supplier of LandSource or any of the LandSource Subsidiaries or (ii) has any other material contract, agreement or arrangement (oral or written) with LandSource or any of the LandSource Subsidiaries.

4.12 Brokers’ and Finders’ Fees. None of LandSource, the Existing Members and their Affiliates has incurred, and none will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transactions contemplated hereby, and none of them has, directly or indirectly, entered into any Contract that provides for or would result in any of the foregoing.

4.13 Due Diligence Materials. Based on, and subject to the correctness of the representation and warranty by MWHP in Section 5.8, to the knowledge of the LandSource Parties, the information, materials and documents listed in Section 4.13 of the LandSource Disclosure Schedule (the “Due Diligence Materials”) represent all of the material information, materials and documents in the possession of LandSource and its Subsidiaries regarding the business, assets and liabilities of LandSource and its Subsidiaries that would be reasonably likely to have a material and adverse impact on the decision of a reasonable sophisticated investor to enter into the transactions contemplated hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MWHP

Except as disclosed in the document of even date herewith executed and delivered by MWHP to LandSource concurrently with the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “MWHP Disclosure Schedule”), any exception so disclosed in the MWHP Disclosure Schedule to specifically identify the Section of this Agreement to which such exception relates, MWHP hereby makes such representations and warranties to the LandSource Parties. Prior to the Closing Date, MWHP shall have the opportunity to update the MWHP Disclosure Schedule, in whole or in part, which has been previously delivered by it pursuant to this Agreement to account for any fact or circumstance covered by (or which may be covered by) such schedule that may have changed since the date that such schedule was originally delivered to the LandSource Parties or which may have been omitted in good faith such that the MWHP Disclosure Schedule shall be, as of the Closing Date, true, correct, complete and accurate in every material respect as of the Closing Date; provided, however, that if any such change in the MWHP Disclosure Schedule would constitute a Material Adverse Effect, including with respect to any material MWHP Property, the LandSource Parties may elect to terminate this Agreement pursuant to Section 10.1(b).

5.1 Organization, Standing and Power. Each of MWHP, the MWHP General Partner and the MWHP Sub is duly organized, validly existing and in good standing under the Laws of the state of such entity’s formation. Each of MWHP, the MWHP General Partner and the MWHP Sub has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and thereby and each has all necessary and appropriate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where such failure would not result in a Material Adverse Effect.

5.2 Authority.

(a) Each of MWHP, the MWHP General Partner and MWHP Sub has full power and authority to execute and deliver this Agreement and/or the other agreements and instruments to be executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby and thereby (including in connection with the MWHP Interest Contribution, the MWHP Subsidiary Contribution and the MWHP Preliminary Cash Contribution, as adjusted to the Invested Final Cash Contribution). This Agreement has been and, as of the Closing Date, each of such other agreements and instruments will be, duly executed and delivered by MWHP and/or the MWHP Sub and (assuming due authorization, execution and delivery by LandSource) this Agreement constitutes, and each of such other agreements and instruments (including the documents in connection with the MWHP Interest Contribution, the MWHP Subsidiary Contribution and the MWHP Preliminary Cash Contribution as adjusted to the Invested Final Cash Contribution) when duly executed and delivered by MWHP and/or the MWHP Sub will constitute, legal, valid and binding obligations on MWHP or MWHP Sub that is a party thereto, enforceable against it, in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

(b) The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection herewith by MWHP and/or MWHP Sub, and the consummation by MWHP and/or MWHP Sub of the transactions contemplated hereby and thereby (including in connection with the MWHP Interest Contribution, MWHP Subsidiary Contribution and the MWHP Preliminary Cash Contribution as adjusted to the MWHP Final Cash Contribution), will not (i) violate, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or require (other than those which have been or prior to the Closing Date will be obtained) any consent pursuant to, any provision of the Organizational Documents of MWHP, the MWHP General Partner or MWHP Sub or any resolution adopted by the board of directors, managers or other governing body or the equity holders thereof (as applicable), or (ii) to the knowledge of MWHP, violate, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or require (other than those which have been or prior to the Closing Date will be obtained) any consent pursuant to, or result in the creation of any Lien on any MWHP Property under, any Contract relating to the MWHP Property, or (iii) violate any material Law applicable to MWHP, the MWHP General Partner or MWHP Sub, or the MWHP Property.

(c) Except (i) as has already been obtained and is currently maintained, (ii) as may be obtained prior to Closing, (iii) matters disclosed to LandSource in writing prior to the Closing or (iv) matters for which the failure to obtain shall not have a Material Adverse Effect upon the applicable MWHP Property, no permit or approval of, or other designation, notice, declaration or filing with or other consent with respect to, any Governmental Entity, financial institution, or any other Person is required to be obtained by MWHP, the MWHP General Partner or MWHP Sub, or any of their Affiliates in connection with the execution or delivery by MWHP and/or MWHP Sub of this Agreement and/or the other agreements and instruments to be executed and delivered in connection herewith, or the performance of MWHP or the MWHP Sub’s obligations hereunder and thereunder.

5.3 MWHP Interest. As of the Closing Date, immediately prior to the MWHP Interest Contribution, (i) MWHP owns, legally and beneficially, 100% of the New Subsidiary Interest, free and clear of all Liens (other than MWHP Permitted Encumbrances); (ii) no Person has any interest convertible, exercisable, or otherwise exchangeable for any Ownership Interest of the New Subsidiary. At Closing, true, correct and complete copies of all of the Organizational Documents of the New Subsidiary will be attached hereto as Exhibit D. The MWHP Property is free and clear of all Liens (other than the MWHP Permitted Encumbrances) and, as of the Closing Date, is owned by New Subsidiary. Schedule 2.2(b)(1), as such schedule shall be updated through the Closing Date to account for any dispositions of MWHP Property, provides a true and correct listing of all material real property owned by the New Subsidiary after the MWHP Interest Contribution. As of the Closing Date, other than owning the MWHP Property, the New Subsidiary has conducted no business and, other than the MWHP Assumed Liabilities, has no Liabilities.

5.4 Litigation. There is no Action pending by or before any Governmental Entity, arbitrator, mediator, agency, court tribunal or other jurisdictional body or, to the knowledge of MWHP, threatened (i) with respect to the MWHP Property or (ii) to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

5.5 Compliance With Laws.

(a) Each of MWHP, MWHP General Partner, the MWHP Sub and the New Subsidiary is in compliance with their respective Organizational Documents and, in all material respects, with all applicable Laws; provided, however, that MWHP makes no representation or warranty with respect to any Environmental and Safety Laws. (The Parties acknowledge that MWHP’s rights under the MWHP Property Development Agreements, including the right to certain environmental indemnification from Lennar Homes or its Affiliates, are to be assigned to the New Subsidiary in connection with the MWHP Subsidiary Contribution). Since January 1, 2005, MWHP has not received any written notice of any material violation by MWHP, the New Subsidiary or its Affiliates of any applicable Law in connection with the MWHP Property.

5.6 Affiliate Transactions. Neither MWHP nor any Affiliate of MWHP or any member of the immediate family of any of the foregoing (to the extent of the knowledge of MWHP) has within the preceding 18 months: (a) borrowed from or loaned money or other property to MWHP, MWHP Sub or the New Subsidiary which has not been repaid or returned; or (b) (i) had any direct or indirect material interest in any Person which is a customer or supplier of MWHP or its Affiliates or (ii) has any other material Contract with MWHP or the New Subsidiary.

5.7 Brokers and Finders. None of MWHP or any of their Affiliates have incurred, and they will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transactions contemplated hereby, and none of them has, directly or indirectly, entered into any Contract that provides for or would result in any of the foregoing.

5.8 Due Diligence. To the Knowledge of MWHP, (i) the Due Diligence Materials listed in Section 4.13 of the LandSource Disclosure Schedule represent all of the information, materials and documents provided to MWHP in response to all of MWHP’s due diligence requests; and (ii) no material information, materials or documents have been requested by MWHP pursuant to any such due diligence request by MWHP that have has not been provided to or received by MWHP; and (iii) MWHP is not aware of any material information, materials or documents in the possession of LandSource and its Subsidiaries regarding the business, assets and liabilities of LandSource and its Subsidiaries that is reasonably likely to have a material impact on the decision of MWHP to enter into the transactions contemplated hereunder and has not been disclosed.

5.9 Assigned Contracts. Section 5.9 of the MWHP Disclosure Schedule represents a true and correct listing of the MWHP Assigned Contracts.

ARTICLE 6

FURTHER COVENANTS AND AGREEMENTS

6.1 Further Assurances. From and after the Closing, upon the reasonable request of the other party, the Parties shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other documents, instruments and papers as may be appropriate to carry out the agreements and transactions contemplated by this Agreement.

6.2 Conduct of Business. As used throughout this Agreement, the term “Ordinary Course of Business” means operating the applicable business in the ordinary course consistent with past practices (including with respect to quantity and frequency), including the disposition of any of the LandSource Property or the MWHP Property in the ordinary course of business, except as expressly provided herein. The term “Ordinary Course of Business” shall not include extraordinary bonuses or payments to employees of Affiliates or agents (exclusive of non-extraordinary bonuses or commissions which are routinely paid to employees of Affiliates or agents who are regularly compensated on an incentive basis), dividends or any other cash or property distributions to any Affiliates of LandSource or MWHP (all such expenditures together with any and all other expenditures that are not within the Ordinary Course of Business are collectively referred to herein as “Extraordinary Expenses”). Without limiting in any way any rights of LandSource under this Agreement, during the period from the Effective Date to and including the Closing Date, or until this Agreement has been terminated in accordance with its terms, except as (1) otherwise consented to by all of the Parties in writing in each of their sole and absolute discretion, or (2) permitted or contemplated under this Agreement, (i) each of MWHP, with respect to the MWHP Property, and LandSource shall carry on its business solely in the Ordinary Course of Business and not incur any Extraordinary Expenses, (ii) continue its efforts to close escrow on the pending or anticipated sales described on or otherwise contemplated in the Ordinary Course of Business, (iii) pay Payables, Indebtedness and Taxes when due subject to good faith disputes over same, (iv) pay and perform all obligations and Contracts when due.

6.3 No Other Negotiations. Each of the Parties agrees that, between the Effective Date and the Closing Date, it will not (i) enter into any Contract, transaction or other arrangement with a third party with respect to the acquisition, directly or indirectly (by merger or otherwise), of LandSource or MWHP or all or a material portion of the assets and property of LandSource or the MWHP Property, (ii) enter into negotiations with a third party regarding such a Contract or transaction or solicit, initiate or encourage (including by way of furnishing information) or facilitating in any manner any such transaction, or (iii) provide a third party with access to LandSource’s books or records or MWHP’s books or records or to any Employees for the purpose of enabling such third party to conduct a purchase or sale investigation of MWHP’s or LandSource’s legal, financial or business condition or otherwise; in each case other than in connection with sales of property in the Ordinary Course of Business and each of the Parties promptly shall notify the other Party of any third party inquiries it receives relating thereto.

6.4 Efforts. Each of the Parties to this Agreement shall use its diligent commercially-reasonable efforts (unless a higher standard is expressly provided herein) to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

6.5 Required Consents.

(a) Each of the Parties shall take all actions reasonably necessary (including furnishing all necessary information and executing, delivering and/or filing all documents and instruments) to obtain any and all Required Consents as promptly as practicable on or before the Closing Date. Without limiting the foregoing, each of Parties shall use its diligent commercially-reasonable efforts to obtain all Required Consents under any material Contracts or Authorization in connection with the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that if (i) any MWHP Property, including any Contract or Authorization, to be contributed by MWHP or MWHP Sub to the New Subsidiary; (ii) any LandSource asset, including any Contract or Authorization, or (iii) any claim, right or benefit arising from any MWHP Property or LandSource asset or resulting therefrom (each of items (i), (ii) or (iii), individually, an “Asset Interest”; collectively, the “Asset Interests”), is not capable of being included, directly or indirectly, in the MWHP Interest Contribution or owned directly or indirectly by LandSource or any of the LandSource Subsidiaries, including the New Subsidiary, after the Contribution Interest have been issued to MWHP, without the approval, consent or waiver of the other party thereto or any Person (including a Governmental Entity), and such approval, consent or waiver has not been obtained, or if such contribution of MWHP Property or issuance of membership interests in New Subsidiary, or attempted contribution or issuance of such Asset Interest would constitute a breach thereof without the approval, consent or waiver of the other party thereto or any Person (including a Governmental Entity), and such approval, consent or waiver has not been obtained on or before the Closing Date, this Agreement shall not constitute an agreement to contribute such Asset Interest or include such Asset Interest in the assets by LandSource or the LandSource Subsidiaries; provided that Parties shall comply with Section 13.2.

6.6 Debt and Guarantees. Except for any MWHP Assumed Liabilities, all Indebtedness of MWHP or MWHP Sub that is secured by any of the MWHP Property (including each guarantee of any Indebtedness, but excluding lease obligations that would normally be capitalized under GAAP, if any) (collectively, the “MWHP Payable Debt”), regardless of whether such MWHP Payable Debt arose or became due before, on or after the Closing Date, shall be paid in full by or on behalf of MWHP and/or MWHP Sub (as appropriate), or otherwise terminated at or prior to Closing and MWHP shall use commercially-reasonable efforts to cause all Liens with respect to such MWHP Payable Debt (other than MWHP Permitted Encumbrances) to be terminated and extinguished of record by filing all necessary and appropriate UCC and other financing statements and instruments with all appropriate Governmental Entities and obtaining all applicable releases or reconveyances to effect such terminations (collectively, the “Lien Terminations”). MWHP represents and warrants that Schedule 6.6(a) contains a true, correct and complete description (including amounts outstanding and payable thereunder) of all MWHP Payable Debt as of December 15, 2006, which schedule shall be updated as of the Closing Date. Except for any LandSource Assumed Liabilities, all Indebtedness of LandSource (including each guarantee of any Indebtedness, but excluding the Remaining Debt and lease obligations that would normally be capitalized under GAAP, if any) (collectively, the “LandSource Payable Debt”), regardless of whether such LandSource Payable Debt arose or became due before, on or after the Closing Date, shall be paid in full or otherwise terminated at or prior to Closing and the LandSource Parties hereby agree to use commercially-reasonable efforts to cause all Liens with respect to such LandSource Payable Debt (other than LandSource Permitted Encumbrances) to be terminated and extinguished of record by filing Lien Terminations; provided, however, that, notwithstanding anything to the contrary herein, to the extent that any Lien Termination shall not have been obtained by any Party as of the Closing

Date, such failure shall not constitute a failure to meet a condition to the Closing; in which case, the Parties agree to use good faith, commercially-reasonable efforts to cause such matters to be handled on a post-Closing basis and as soon as reasonably practicable following the Closing at LandSource’s expense. LandSource represents and warrants that Schedule 6.6(b) contains a true, correct and complete description (including amounts outstanding and payable thereunder) of all LandSource Payable Debt as of November 30, 2006, which schedule shall be updated as of the Closing Date.

6.7 [Intentionally Omitted]

6.8 [Intentionally Omitted]

6.9 Title. MWHP and MWHP Sub agrees to convey all title to the MWHP Property it owns to the New Subsidiary by special warranty deeds (or the equivalent quality of deed in states that do not have special warranty deeds) (collectively, the “Deeds”) in recordable form subject only to the MWHP Permitted Encumbrances. At the Closing, LandSource shall cause the Title Company to issue to the New Subsidiary, one or more title policies (including Fairway Endorsements) covering the MWHP Property (collectively, the “Subsidiary Title Policy”), the cost of which shall be borne 50% by MWHP and 50% by Existing Members, subject only to the MWHP Permitted Encumbrances. LandSource and the MWHP Parties agree that the Subsidiary Title Policy shall be in the aggregate amount of the MWHP Preliminary Property Value. LandSource has ordered preliminary reports covering the parcels (collectively the “Preliminary Reports”), and legible copies of all documents referred to therein. If the Preliminary Reports reflect any material Liens (other than the MWHP Permitted Encumbrances), then MWHP shall use commercially reasonable efforts to remove or cause to be removed any such Liens by not later than the Closing Date, failing which LandSource may elect (a) to terminate this Agreement, or (b) waive any objection to such Lien and consummate the Closing. Notwithstanding the foregoing, if MWHP or MWHP Sub is unable to remove any such exception, after having used commercially reasonable efforts to do so, it shall not constitute a Class 2 Default or a Class 3 Default if MWHP is otherwise ready, willing and able to close. The Subsidiary Title Policy shall be an ALTA Extended Coverage policy of title insurance with coverage agreed to by the LandSource and MWHP insuring title in the name of LandSource containing such endorsements, coinsurance, reinsurance and reinsurer direct access as LandSource may reasonably direct.

6.10 [Intentionally omitted]

6.11 Confidentiality.

(a) The terms and conditions of this Agreement and of any other Contract, document or instrument proposed or required to be entered into pursuant hereto, the fact that Parties are engaged in discussions relating thereto, and the Due Diligence Materials or other documents, instruments, materials or information provided by a Party to another Party (collectively, the “Confidential Information”) are confidential and proprietary information. The Parties acknowledge that the disclosure of Confidential Information would cause irreparable harm to the Parties. Accordingly, each Party represents that it has not and agrees that it will not and will direct its direct and indirect Owners, partners, directors, officers, agents, lenders, accountants, attorneys, advisors and Affiliates (collectively, “Representatives”) to whom Confidential Information is disclosed (and, if it so directs, the disclosure to such Persons shall not be a violation of this Section) not to disclose to any Person, including the issuance of any press release regarding, any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until either or both of the Parties, as the case may be, have publicly disclosed the Confidential Information pursuant to authorization by the Parties (or such Confidential Information has been publicly disclosed through no fault of any of the Parties or their Representatives; provided, however, that any Party (or its Affiliates) may disclose such Confidential Information in the course of its (or its Affiliates’) normal reporting practices to its (or their) direct or indirect Owners, if required by law (including pursuant to a registration statement or other document filed with a Governmental Entity under applicable law including applicable securities laws) or if necessary for it to perform any of its duties or obligations hereunder. The Parties acknowledge and agree that each of the Existing Members and CalPERS shall determine from time to time, in its sole and absolute discretion, whether it is required by law or in its normal reporting practices to disclose any Confidential Information.

(b) Subject to the provisions of subsection (a), above, each Party agrees not to disclose any Confidential Information to any Person (other than a Person (including an attorney, accountant, lender or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate, referee, arbitrator or mediator in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information. Each Party hereby consents in advance to any motion for any protective order brought by any other Party represented as being intended by the movant to implement the purposes of this Section, provided that, if a Party receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Party then such Party may disclose the Confidential Information to the extent required if the Party as promptly as practicable (i) notifies the other Party of the existence, terms and circumstances of the order, (ii) consults in good faith with the other Party on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its diligent efforts to cooperate with the other Party in its efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Party designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Party will be borne by such other Party.

(c) The covenants contained in this Section 6.11 will survive the Closing.

6.12 Termination of Existing Option Agreements and Subdivision Development Agreements; Southwest Options. Effective as of the Effective Date, each of MWHP and Lennar Homes shall deliver a fully executed Termination of Option Agreements and Land Disposition Agreement, in the form attached hereto as Exhibit 6.12, with such changes as agreed upon by the Parties (the “Option Termination Agreement”). As provided in the Option Termination Agreement, and subject to its terms and conditions, at Closing MWHP shall pay to the Lennar Option Parties on the Closing Date the unapplied amount of their deposits on the Existing Option Agreements, which, as of the Effective Date is in the amount of approximately One Hundred Seventeen Million Four Hundred and Forty-Eight Thousand Four Hundred Dollars ($117,448,400), subject to appropriate adjustments to reflect applications of the deposits pursuant to acquisitions of MWHP Land under the Option Agreements prior to the Closing Date (the payment in full of 100% of the unapplied deposits as existing on the Closing Date, “Option Deposit Repayment”). The Parties hereby agree that, on or prior to the Closing, each of the Development Agreements, as defined in Section 2 of the Option Termination Agreement, shall be amended to reflect the terms and conditions of the New Option Agreements, as defined in Section 2 of the Option Termination Agreement. The Parties agree that all existing option agreements (the “Existing Southwest Options”) with respect to the Southwest Land described on Schedule 6.12, attached hereto, shall be amended with an effective date as of the Effective Date (as amended, the “Amended Southwest Options”) as follows: (a) the purchase price for the Amended Southwest Options shall equal the amounts set forth on Schedule 6.12, as adjusted for properties sold between July 1, 2006 and the Effective Date; (b) the Amended Southwest Options shall include takedown schedules to be agreed upon by the parties to such Amended Southwest Options; (c) the Amended Southwest Options shall require the optionee to issue irrevocable letters of credit (collectively, the “New Letters of Credit”) to Southwest Communities Development, LLC, a Delaware limited liability company, in an aggregate amount equal to ten percent (10%) of the purchase price of the Amended Southwest Options as earnest money deposits to ensure timely performance by such optionee under the Amended Southwest Options (which New Letters of Credit will replace the letters of credit issued in connection with the Existing Option Agreements); and (d) with regard to homesites that are scheduled to be acquired in calendar year 2007 under the Amended Southwest Options, the optionee shall be deemed to have elected to acquire such homesites as of the date of the execution of the Amended Southwest Options, and the Amended Southwest Options shall be deemed to be an enforceable purchase agreement with respect to such homesites and the optionor shall have, as its exclusive remedy with respect to such homesites, the right to pursue a claim for specific performance in connection therewith.

6.13 Valencia Water Company. The Parties acknowledge that it may not be possible to obtain prior to the Closing Date the approval and/or consent, as appropriate, by the California Public Utility Commission (“PUC”) of the transactions contemplated by this Agreement as related to the beneficial ownership and management of the Valencia Water Company (the “Water Company”), a LandSource Subsidiary (the “PUC Approval”). The Parties agree that if LandSource has not been able to obtain the PUC Approval as of the Closing Date, then, from and after the Closing Date the parties will continue to use their commercially-reasonable efforts to seek and obtain such approval; provided, however, that during the period from the Closing Date to the date of the receipt of such approval by the PUC, if ever, the Parties hereby agree that the Water Company shall continue to be managed by Lennar Corporation (for the benefit the Water Company’s customers, whether now or hereafter existing), which shall manage the Water Company pursuant to a management agreement dated as of the Closing Date between the Water Company and Lennar Corporation, in form and content subject to the reasonable approval of the LandSource Members, which approval shall not be unreasonably withheld, delayed or conditioned. The Parties acknowledge that there can be no assurance that LandSource will ever receive the PUC Approval. From and after the date that the PUC Approval is received, if ever, the Water Company will be managed in accordance with the provisions of the Restated Operating Agreement or as otherwise agreed by the Members of LandSource and, in all cases, as approved by PUC.

6.14 Pension Liability. As of the Closing Date, the unfunded pension liability to certain employees of The NewHall Land and Farming Company, a LandSource Subsidiary arising in connection with the termination of The Newhall Land and Farming Retirement Plans, as reflected on the Most Recent Balance Sheet and the Business Plan, is Thirteen Million Five Hundred and Sixty-Seven Thousand Dollars ($13,567,000) (the “Pension Liability”). In the event that, for any reason, LandSource or any Subsidiary incurs any Liability in excess of the Pension Liability, including, but not limited to, any liability arising out of (i) The Newhall Land and Farming Company Employee Savings Restoration Plan (as amended and restated July 19, 2000), (ii) The Newhall Land and Farming Company Pension Restoration Plan (as amended through July 15, 1998), (iii) The Newhall Land and Farming Company Senior Management Survivor Income Plan, (iv) The Newhall Management Corporation Retirement Plan for Directors (revised effective September 18, 1996), (v) The Newhall Land and Farming Company Supplemental Executive Retirement Plan (as amended January 1, 1997), or (vi) The Newhall Land and Farming Company Special Severance Arrangements, then the Existing Members agree, on a joint and several basis, that they solely shall be liable for paying such excess amount when due (the “Excess Pension Liability”) or, if not paid when due, within twenty (20) Business Days of written demand therefor made by MWHP.

6.15 Sterling Falls. As to each obligation relating to the MWHP Sub contemplated in this Agreement, MWHP hereby agrees to take all necessary and appropriate action to cause the MWHP Sub to act in accordance with the provisions of this Agreement and take all necessary steps in connection therewith.

6.16 Tax Treatment. The Parties intend to treat (i) the LandSource Special Distribution (and any additional special Distribution made pursuant to Section 2.5(d)) as a distribution under section 731(a) of the Code, and (ii) MWHP’s contribution of the MWHP Subsidiary Contribution and the MWHP Preliminary Cash Contribution in exchange for the Contribution Interest as an exchange described in section 721 of the Code, and no Member or Affiliate will take any action inconsistent with this treatment, unless otherwise required by a Change in Law or by a Final Determination, as evidenced by an opinion of counsel or Big Four accounting firm reasonably acceptable to the other Parties to the effect that there is no realistic possibility (within the meaning of Section 10.34(d) of Treasury Department Circular 230) of a position consistent with the foregoing being sustained on the merits.

ARTICLE 7

CLOSING DELIVERIES

7.1 MWHP Closing Deliveries. On the First Closing Date or the Closing Date (as the case may be as set forth below), MWHP shall deliver or cause to be delivered to the appropriate Persons set forth below of each of the following (collectively, the “MWHP Deliverables”); provided that any MWHP Deliverable that is given under any of the subsections of this Section 7.1 (i.e., 7.1(a) or 7.1(b) may also relate to the other subsection of 7.1:

(a) In connection with the MWHP Subsidiary Contribution and the MWHP First Closing, MWHP shall deliver to the Title Company or to the New Subsidiary, as the case may be (and MWHP shall deliver to the LandSource Parties on the Closing Date true and correct copies) of the following MWHP Deliverables:

(i) Deeds for the MWHP Property subject only to the Permitted Exceptions, which Deeds shall have been pre-approved by the Parties and the Title Company as to form and content, and which Deeds shall be filed with the appropriate governmental recording office on the MWHP First Closing Date to effectuate the MWHP Subsidiary Contribution;

(ii) Bill of sale, assignment and assumption agreement, in the form reasonably acceptable to the LandSource Parties, in connection with the assignment of the MWHP Intangible Property, including the MWHP Assigned Contracts and the assumption of the MWHP Assumed Liabilities;

(iii) Certificates from the Secretaries of State of each of the states of organization of MWHP, the MWHP General Partner, the MWHP Sub and the New Subsidiary as to the good standing of each such entity in the state of such entity’s organization and certificates from the Secretaries of State of the state or states in which each such entity conducts its business, as to such entity’s authority to conduct business in such state or states;

(iv) A certificate of the MWHP General Partner in the form reasonably approved by the Parties;

(v) An affidavit sufficient to exempt the transaction from the withholding provisions of the Foreign Investment In Real Property Tax Act, establishing that neither MWHP nor MWHP Sub is a “foreign person”;

(vi) All documents and instruments reasonably required by the Title Company to endorse any Subsidiary Title Policy to LandSource or name LandSource as an additional insured;

(vii) Possession of the MWHP Property to the New Subsidiary;

(viii) Any transfer tax forms or affidavits required by law;

(ix) An assignment of all of MWHP’s right, title and interest in, to and under any and all declarations and other similar documents pursuant to which MWHP or MWHP Sub has any rights as a developer, declarant or the like, or any rights under any property owner’s association, architectural control committee or the like, as well as resignations of any officers, directors or board members from any such association, board or committee appointed by or at the direction of MWHP or MWHP Sub; and

(x) Such other documents and certificates as reasonably requested by the Title Company in connection with the MWHP Subsidiary Contribution.

(b) In connection with the MWHP Interest Contribution, MWHP shall deliver to the LandSource Parties on the Closing Date the following MWHP Deliverables:

(i) An Assignment by MWHP of the Ownership Interests of New Subsidiary, in the form reasonably approved by the Parties (the “New Subsidiary Membership Interest Assignment”);

(ii) A counterpart of the Restated Operating Agreement;

(iii) A counterpart of the Option Termination Agreement from MWHP and MWHP Sub;

(iv) The Option Deposit Repayment;

(v) A legal opinion of counsel for MWHP in a form reasonably approved by legal counsel for each of the Parties; and

(vi) The MWHP Preliminary Cash Contribution.

7.2 LandSource’s Closing Deliveries. On the Closing Date, LandSource and/or the Existing Members, as appropriate, shall deliver or cause to be delivered to MWHP each of the following (collectively, the “LandSource Deliverables”); provided that any LandSource Deliverable that is given under any of the subsections of this Section 7.2 (i.e., 7.2(a) or 7.2(b) may also relate to the other subsection of 7.2:

(a) In connection with the MWHP Interest Contribution:

(i) A counterpart of the Restated Operating Agreement.

(ii) A counterpart of the Option Termination Agreement obtained from the Lennar Option Parties;

(iii) Certificates from the Secretaries of State of each of the states of organization of LandSource and each of the LandSource Subsidiaries, Lennar Corporation and LNR Property Corporation as to the good standing of each such entity in the state of such entity’s organization and certificates from the Secretaries of State of the state or states in which each such entity conducts its business, as to such entity’s authority to conduct business in such state or states;

(iv) A certificate of an officer of LandSource or Lennar Corporation as the manager of LandSource in the form reasonably approved by the Parties;

(v) A counterpart of the New Subsidiary Membership Interest Assignment; and

(vi) A legal opinion of counsel for LandSource in a form reasonably approved by legal counsel for each of the Parties.

(b) In connection with the LandSource Subsidiary Contribution:

(i) An assignment of Ownership Interests of the Top Tier Entities in a form reasonably approved by the Parties;

(ii) A bill of sale, assignment and assumption agreement in the form reasonably approved by the Parties in connection with the assignment of the LandSource Intangible Property, including, without limitation, the LandSource Assigned Contracts and the assumption of the LandSource Assumed Liabilities;

(iii) All documents and instruments reasonably required by the Title Company to issue the Subsidiary Title Policy; and

(iv) one or more agreements (each, a “Cancellation Agreement”) duly providing for the termination of each of the Contracts set forth in Schedule 7.2(b)(iv) and the cancellation and release of any of the Liabilities of each of the parties thereto which Cancellation Agreements shall be made and entered into effective as of the Closing Date by and among each of the parties to such Contracts.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF MWHP

8.1 Closing Date Obligations. The obligations of MWHP under this Agreement to be performed on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by MWHP, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the LandSource Parties set forth in this Agreement (including in Article 5 hereof) and/or in any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith, in each case, shall be true and correct when made on and as of the Closing Date as though such representations and warranties were made on and as of such time (other than representations and warranties expressly relating to and made as of an earlier date, which shall have been true and correct as of such earlier date), unless the inaccuracy in any such representation or warranty would not constitute a Material Adverse Effect, including with respect to any material LandSource Property; and the LandSource Parties shall have performed and complied in all material respects with all material covenants, agreements, obligations and conditions of this Agreement and/or of any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith, in each case, required to be performed and complied with by it at or prior to the Closing Date.

(b) No Adverse Proceeding. There shall be no pending or threatened Action against the Parties (or any of their respective Affiliates) for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

(c) LandSource Deliverables. LandSource shall have executed and delivered each of the Deliverables (or, where applicable, obtained certain executed and delivered Deliverables) described in Section 7.2.

(d) Payable Debt. All LandSource Payable Debt (other than Remaining Debt) shall have been paid in full or otherwise terminated at or prior to Closing, and evidence thereof that is reasonably satisfactory to MWHP shall have been provided to MWHP.

(e) Third-Party Consents. Except as provided in Section 13.2, all Required Consents to be obtained by LandSource as of the Closing Date shall have been duly obtained in form reasonably satisfactory to MWHP, shall be in full force and effect on the Closing Date.

(f) Financing. Barclays shall have closed the Financing and distributed the proceeds thereof, in an amount equal to or greater than the Minimum Loan Amount, in all material respects in accordance with the Barclays Commitment Letter, including the payment of the LandSource Special Distribution; provided, however, that if Barclays is ready, willing and able to fund or cause the Financing in accordance with the Barclays Commitment Letter, the failure of MWHP to cooperate and cause the New Subsidiary and LandSource to consummate the closing the Financing as of the Closing Date shall not constitute a failure of this condition to the Closing of this Agreement with respect to MWHP, provided, that the LandSource Parties are ready, willing and able to cause the New Subsidiary and LandSource to consummate the closing the Financing. Furthermore, the Parties acknowledge and agree that the consummation of the Financing with Barclays Financing Proceeds of less than the Minimum Loan Amount shall not constitute a failure of this condition to the Closing of this Agreement if, at Closing, a Shortfall Lender shall make a Financing Shortfall Loan to the Company in the amount of the Financing Shortfall Amount; provided, however, that MWHP acknowledges and agrees that any election to not make a Financing Shortfall Loan shall not constitute a Class 2 Default, a Class 3 Default or any other breach, default or failure by any LandSource Party.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF LANDSOURCE

9.1 Closing Date Obligations. The obligations of LandSource and the Existing Members under this Agreement to be performed on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by LandSource and the Existing Members, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of MWHP set forth in this Agreement (including in Article 5 hereof) and/or in any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith, in each case, shall be true and correct when made on and as of the Closing Date as though such representations and warranties were made on and as of such time (other than representations and warranties expressly relating to and made as of an earlier date), unless the inaccuracy in any such representation or warranty would not constitute a Material Adverse Effect, including with respect to any material MWHP Property; and MWHP shall have performed and complied in all material respects with all material covenants, agreements, obligations and conditions of this Agreement and/or of any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith, in each case, required to be performed and complied with by it at or prior to the Closing Date.

(b) No Adverse Proceeding. There shall be no pending or threatened Action against the Parties or any of their respective Affiliates for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

(c) Consents and Approvals. Except as provided in Section 13.2, all Required Consents required to be obtained by MWHP as of the Closing Date shall have been duly obtained in form reasonably satisfactory to the Existing Members, shall be in full force and effect on the Closing Date.

(d) MWHP Deliverables. MWHP shall have executed and delivered, and where applicable, paid, each of the Deliverables described in Section 7.1.

(e) Payable Debt. All MWHP Payable Debt (other than Remaining Debt) shall have been paid in full or otherwise terminated at MWHP’s sole expense at or prior to Closing and evidence thereof that is reasonably satisfactory to LandSource shall have been provided to LandSource.

(f) Financing. Barclays shall have closed the Financing and distributed the proceeds thereof, in an amount equal to or greater than the Minimum Loan Amount, in all material respects in accordance with the Barclays Commitment Letter, including the payment of the LandSource Special Distribution; provided, however, that if Barclays is ready, willing and able to fund or cause the Financing in accordance with the Barclays Commitment Letter, the failure of any LandSource Party to cooperate and cause the New Subsidiary and LandSource to consummate the closing the Financing as of the Closing Date shall not constitute a failure of this condition to the Closing of this Agreement with respect to the LandSource Parties, provided, that MWHP Party is ready, willing and able to cause the New Subsidiary and LandSource to consummate the closing the Financing. Furthermore, the Parties acknowledge and agree that the consummation of the Financing with Barclays Financing Proceeds of less than the Minimum Loan Amount shall not constitute a failure of this condition to the Closing of this Agreement if, at Closing, a Shortfall Lender shall make a Financing Shortfall Loan to the Company in the amount of the Financing Shortfall Amount; provided, however, that any election to not make a Financing Shortfall Loan shall not constitute a Class 2 Default, a Class 3 Default, or any other breach, default or failure by any LandSource Party.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. In addition to any other provisions set forth in this Agreement with respect to termination, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parties;

(b) by any Party upon the occurrence of a Class 2 or Class 3 Default by the other party, provided that a Party may not elect to terminate this Agreement at any time that such Party has also committed a Class 2 or Class 3 Default hereunder which has not been cured (if such breach is curable) within the applicable period of time therefor;

(c) by the LandSource Parties, on the one hand, or MWHP, on the other hand, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated herein shall have become final and nonappealable).

10.2 Effect of Termination. In the event of any termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of MWHP (or its Owners or Affiliates) or the LandSource Parties (or any of its respective Owners or Affiliates); provided that (a) the provisions of Sections 6.11 (Confidentiality), 10.3 (Expenses), 10.4 (Breach of Agreement), this Section 10.2, and Section 13.11 (Costs) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any Party from liability for fraud or willful or intentional breach in connection with this Agreement or the transactions contemplated hereby.

10.3 Expenses. Except as provided in Section 3.5, 3.6 or 6.9 all costs and expenses incurred directly or indirectly in connection with the preparation, negotiation and closing of this Agreement and the transactions contemplated hereby (including the fees and expenses of the Parties’ financial advisers, investment bankers, brokers, finders, consultants, independent accountants and legal counsel) shall be borne and paid by the Party incurring such expense.

10.4 LIQUIDATED DAMAGES

(a) IN THE EVENT THAT MWHP COMMITS A CLASS 3 DEFAULT HEREUNDER, ABSENT A MATERIAL BREACH HEREOF BY ANY OF LANDSOURCE OR THE EXISTING MEMBERS, THIS AGREEMENT SHALL BE TERMINATED, AND LANDSOURCE SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF EIGHTY MILLION DOLLARS ($80,000,000.00) AS ITS AND THE OTHER LANDSOURCE PARTIES’ SOLE AND EXCLUSIVE REMEDY FOR A CLASS 3 DEFAULT ON THE PART OF MWHP. IN THE EVENT THAT MWHP COMMITS A CLASS 2 DEFAULT AND, AS A RESULT, THIS AGREEMENT SHALL BE TERMINATED BY THE LANDSOURCE PARTIES PURSUANT TO SECTION 10.1(b), THE LANDSOURCE PARTIES SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE LANDSOURCE PARTIES’ REASONABLE OUT OF POCKET THIRD PARTY COSTS IN CONNECTION WITH THIS TRANSACTION PLUS FIVE MILLION DOLLARS ($5,000,000) AS THE LANDSOURCE PARTIES’ SOLE AND EXCLUSIVE REMEDY FOR A CLASS 2 DEFAULT BY MWHP. BY INITIALING THIS SECTION, LANDSOURCE AND EACH OF THE LANDSOURCE PARTIES AGREE THAT (A) BECAUSE OF THE NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, LANDSOURCE’S AND THE OTHER LANDSOURCE PARTIES’ ACTUAL DAMAGES WOULD BE DIFFICULT AND IMPRACTICAL TO ASCERTAIN IN ANY SUCH EVENT, (B) THEREFORE, THE AMOUNT OF LIQUIDATED DAMAGES SHALL BE PRESUMED TO BE THE AGGREGATE AMOUNT OF DAMAGES THE LANDSOURCE PARTIES WOULD SUSTAIN BY REASON OF SUCH A BREACH AND REPRESENTS A REASONABLE ESTIMATE OF THOSE DAMAGES.

/s/ Victor B. MacFarlane
MW Housing Partners III, L.P.

(b) IN THE EVENT THAT ANY OF THE LANDSOURCE PARTIES COMMITS A CLASS 3 DEFAULT HEREUNDER, ABSENT A MATERIAL BREACH HEREOF BY MWHP, THIS AGREEMENT SHALL BE TERMINATED, AND MWHP SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF EIGHTY MILLION DOLLARS ($80,000,000.00) AS ITS SOLE AND EXCLUSIVE REMEDY FOR A CLASS 3 DEFAULT ON THE PART OF ANY OF THE LANDSOURCE PARTIES. IN THE EVENT THAT ANY OF THE LANDSOURCE PARTIES COMMIT A CLASS 2 DEFAULT AND, AS A RESULT, THIS AGREEMENT SHALL BE TERMINATED BY MWHP PURSUANT TO SECTION 10.1(b), MWHP SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF MWHP’S REASONABLE OUT OF POCKET THIRD PARTY COSTS IN CONNECTION WITH THIS TRANSACTION PLUS FIVE MILLION DOLLARS ($5,000,000) AS MWHP’S SOLE AND EXCLUSIVE REMEDY FOR A CLASS 2 DEFAULT BY ANY OF THE LANDSOURCE PARTIES. BY INITIALING THIS SECTION, MWHP AGREES THAT (A) BECAUSE OF THE NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, MWHP’S ACTUAL DAMAGES WOULD BE DIFFICULT AND IMPRACTICAL TO ASCERTAIN IN ANY SUCH EVENT, (B) THEREFORE, THE AMOUNT OF LIQUIDATED DAMAGES SHALL BE PRESUMED TO BE THE AGGREGATE AMOUNT OF DAMAGES MWHP WOULD SUSTAIN BY REASON OF SUCH A BREACH AND REPRESENTS A REASONABLE ESTIMATE OF THOSE DAMAGES.

/s/ Jonathan Jaffe
Lennar Corporation

/s/ Jonathan Jaffe
LandSource Communities Development LLC

/s/ Jonathan Jaffe
Lennar Homes of California, Inc

/s/ Jonathan Jaffe
Lennar Land Partners Sub, Inc.

/s/ Jonathan Jaffe
Lennar Land Partners Sub II, Inc.

/s/ Jeffrey P. Krasnoff
LNR Land Partners Sub, LLC

/s/ Jeffrey P. Krasnoff
LNR NWHL Holdings, Inc.

(c) The Parties agree that if a court of competent jurisdiction holds that the amount of liquidated damages pursuant to this Section 10.4 is excessive, is against public policy or otherwise is unenforceable, then it is the intention of the Parties that such amount may be reduced by the court by the lowest amount required to render it enforceable to the maximum extent permitted by the applicable law.

(d) The provisions of this Section 10.4 are only applicable where the Agreement is terminated as a result of a Class 2 Default or Class 3 Default and shall not affect the rights of the Parties to indemnification pursuant to the terms and conditions of Article 12 in the event a Class 1 Default or Class 2 Default occurs and the Agreement is not terminated and the Closing is consummated.

ARTICLE 11

AMENDMENT AND WAIVER

11.1 Amendment. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.2 Extension; Waiver. At any time prior to the Closing Date any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by MWHP. MWHP shall indemnify, defend and hold harmless the LandSource Parties and their Owners and respective Affiliates and agents (“LandSource Indemnified Parties”) against and in respect of all damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs and expenses (including reasonable attorneys’, paralegals’, accountants’ and other professionals’ fees, costs and expenses incurred in investigating, preparing and/or defending any Claims covered hereby) (each, an “Indemnified Loss”; collectively, “Indemnified Losses”) directly or indirectly sustained and/or incurred arising out of, in connection with and/or relating to (i) any breaches of MWHP’s representations and warranties or covenants set forth in this Agreement including in Article 5 and/or in any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith; and (ii) any Liability of MWHP other than the MWHP Assumed Liabilities.

12.2 Indemnification by LandSource and Existing Members. The LandSource Parties jointly and severally shall indemnify, defend and hold harmless MWHP and its Owners, Affiliates and agents (“MWHP Indemnified Parties” and, together with LandSource Indemnified Parties, the “Indemnified Parties”; each, an “Indemnified Party”) against and in respect of all Indemnified Losses directly or indirectly sustained and/or incurred arising out of, in connection with and/or relating to (a) any breaches of any of LandSource’s representations and warranties and covenants set forth in this Agreement including in Article 4 and/or in any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith; (b) any Excluded Assets and any other real property or other assets that were sold by LandSource or its Subsidiaries and such sale closed prior to the Closing Date; (c) any acts or omissions arising out of or in connection with the Corporate Matters with respect to any acts or omissions prior to the Closing Date, including, but not limited to, that certain Separation Agreement and General Release by and between Carol Masnada and The Newhall Land and Farming Company, dated December 1, 2006; provided, however, that such indemnification described in clauses (b) and (c) of this Section 12.2 shall not be available as to any Claim or Loss in respect of Corporate Matters to the extent that an appropriate accrual or reserve for a potential Claim or Loss in respect thereof is reflected on the Most Recent Balance Sheet; and (d) any Excess Pension Liability.

12.3 Method of Asserting Claims. All Claims for indemnification by an Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 12.3. In the event that any written Claim or demand for which the LandSource Parties, on the one hand, or MWHP, on the other hand, as the case may be (an “Indemnifying Party”), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall, promptly following such Indemnified Party’s receipt of such Claim or demand, notify in writing the Indemnifying Party of the nature of such Claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the “Claim Notice”); provided, however, that the failure of an Indemnified Party to promptly notify the Indemnifying Party will not relieve the Indemnifying Party from any liability for indemnification pursuant to this Agreement or otherwise, unless the failure materially prejudices the rights or obligations of the Indemnifying Party. The Indemnifying Party will have thirty (30) days following the date of receipt of the Claim Notice to notify the Indemnified Party in writing of any objection that it has to the validity or amount of the Indemnified Loss. The failure of the Indemnifying Party to object within such 30-day period shall be deemed an acceptance of liability hereunder for the Indemnified Loss. Any timely objection to an Indemnified Loss that cannot be resolved by the Parties shall be determined by a court or arbitrator of competent jurisdiction. The Indemnifying Party shall have thirty (30) days after the provision of the Claim Notice pursuant to Section 12.3 (the “Notice Period”), to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the Claim or demand as the Indemnifying Party shall request. All costs and expenses incurred by the Indemnifying Party in defending such Claim or demand shall be borne by the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, compromise or discharge a Claim or demand for which it is indemnified by an Indemnifying Party or admit to any liability with respect to such Claim or demand without the prior written consent of the Indemnifying Party, in its sole and absolute discretion. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such Claim or demand on a basis which would result in any admission or imposition of culpability or liability by or on the Indemnified Party and/or the imposition of a consent order, an injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or other Affiliate thereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party Claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such Claim. If the Indemnifying Party elects not to defend the Indemnified Party, the Indemnified Party shall have the right and the obligation to vigorously defend the Claim or demand, at the sole expense of the Indemnifying Party, by appropriate proceedings and shall have the sole power to direct and control such defense. In any event, the Indemnifying Party shall have the right to participate in the defense or settlement of any third party Claim or demand for which the Indemnifying Party may be liable hereunder at its own expense.

12.4 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Indemnified Losses and the Indemnified Party could have recovered all or a part of such Indemnified Losses from a third party (a “Potential Contributor”) based on the underlying Claim or demand asserted against the Indemnified Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

12.5 Indemnification Limitations. The rights and obligations of MWHP and the LandSource Parties set forth in this Article 12 shall be subject to the following limitations:

(a) The maximum aggregate amount that MWHP, on the one hand in the aggregate, and the LandSource Parties, on the other hand in the aggregate, will be required to pay for indemnification of breaches of representations and warranties arising under Section 12.1 and 12.2, respectively, in respect of all Claims shall be One Hundred Million Dollars ($100,000,000) (the “Indemnification Cap”) and neither Party shall have any liability, individually or collectively (for indemnification or otherwise), with respect to breaches of representations and warranties as described in Section 12.1 or Section 12.2 in excess of the Indemnification Cap; provided, however, that to the extent any Claim relates to actual fraud by any Party or its Affiliates, it shall not be subject to the Indemnification Cap.

(b) Notwithstanding the foregoing, and except for any Claim related to actual fraud by Party or its Affiliates (i) neither Party shall be required to pay any amount with respect to any Claim for indemnification for any breach of any representation and warranty under Section 12.1 or 12.2 (as the case may be), nor shall such Party have any liability (for indemnification or otherwise) with respect to the matters described in Section 12.1 or 12.2 (as the case may be) unless and until the total, cumulative amount with respect to all Claims for which indemnification has been requested has exceeded Five Million Dollars ($5,000,000) (the “Indemnification Basket”), and (ii) such Party shall only have liability (for indemnification or otherwise) with respect to any breach of any representation and warranty under Section 12.1 or 12.2 to the extent that the aggregate amount of Claims is in excess of the Indemnification Basket.

12.6 Exclusive Remedy. All claims after the completion of the Closing for breaches of any representations or warranties in this Agreement or any breach of covenant or other provision of this Agreement or any of the documents, instruments or agreements executed and delivered in connection herewith (excluding, however, the Restated Operating Agreement and the Adjustment Dispute Resolution Process with respect to disputes under Section 2.5(c)) shall be made exclusively under and in accordance with this Article 12; and the foregoing indemnification provisions are in lieu of any statutory (including federal or state securities laws), other contractual, equitable or common law remedy any party may have for a breach of representation, warranty, covenant or agreement contained herein, and all such other rights and remedies are hereby irrevocably waived. Nothing in this Article 12 limits or affects any party’s rights, whether at law, in equity or otherwise, in respect of any claim by such party concerning a breach of this Agreement in the event the transactions contemplated hereby do not close in accordance with the terms hereof, which shall be governed pursuant to Article 10.

12.7 Insurance Recovery. In connection with any claim for which indemnification is sought hereunder, each of the Parties shall use commercially-reasonable efforts to recover Indemnified Loss related to such claim from any policy of insurance of the Indemnified Party that was in place prior to the Closing Date that may offer coverage for such claims (except to the extent that any Party or its Affiliates is the insurer or self insures such risk). Any Indemnified Loss payable by either Party as an Indemnifying Party hereunder shall be deemed to be reduced by the amount of any and all insurance proceeds received by either the Indemnified Party or the Indemnifying Party in connection with such claim; provided, however, that this provision shall not prevent the Indemnified Party from making a claim for indemnification prior to resolution of any insurance claim.

12.8 Survival. The representations and warranties contained in this Agreement and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the execution, delivery, performance and the Closing of this Agreement and shall be deemed to have been made again by the Parties, as appropriate, at and as a condition to the Closing, and shall remain in full force and effect for a period of up to six (6) months following the Closing Date (or, in the case of breaches of the tax representation in Section 4.7, the expiration of the applicable statute of limitations as it may be extended), regardless of any investigation made by or on behalf of any Party or of the actual or constructive knowledge by any Party of any inaccuracy or breach thereof. The foregoing limitation with regard to a survival period for the representations and warranties contained in Articles 4 and 5, shall not limit or impair any indemnification contained in Section 12.2(b) and (c).

ARTICLE 13

MISCELLANEOUS

13.1 Notices. Any and all notices, requests, demands or other communications required or permitted to be given under any provision of this Agreement shall be in writing, signed by or on behalf of the Person giving the notice or other communication, and shall be deemed to have been given on the earlier to occur of (a) the date of the actual delivery or on the date that such delivery is refused by a Party, (b) if mailed, three (3) Business Days after the date mailed by certified or registered mail, return receipt requested, with postage prepaid, (c) if sent with a nationally recognized overnight courier services, fees prepaid, the first business day following receipt of the notice by the courier service for delivery or (d) if by facsimile, on the day of such facsimile (provided, however, that the sender receives a facsimile confirmation and sends a copy of such notice by another delivery method permitted under this Section), to the respective address(es) or fax number(s) of, and shall be properly addressed as follows:

If to a LandSource Party, to:

Lennar Homes of CA, Inc.

25 Enterprise Drive

Aliso Viejo, CA 92691

Attention: Emile Haddad

Facsimile: (949) 598-8625

and

LNR Property Corporation

1601 Washington Ave., 8th Floor

Miami Beach, FL 33139

Attention: Chief Financial Officer and General Counsel

Facsimile: (305) 695-5449 and (305) 695-5719

with a copy to:

Lennar Corporation

700 N.W. 107th Avenue

Miami, FL 33172

Attn: General Counsel

Telephone:        (305) 229-6400

Facsimile:         (305) 229-6650

and with a copy to:

Bilzin Sumberg Baena Price & Axelrod LLP

2500 Wachovia Financial Center

200 S. Biscayne Boulevard

Miami, Florida 33131

Attn: Brian L. Bilzin, Esq.

Telephone:        (305) 350-2363

Facsimile:         (305) 351-2200

and

Schulte Roth & Zabel

919 Third Avenue

New York, NY 10022

Attention: Andre Weiss and Robert Loper

Facsimile: (212) 593-5955

If MWHP, to:

MW Housing Partners III, L.P.

c/o MacFarlane Partners

201 Spear Street, 14th Floor

San Francisco, CA 94105-1636

Attn: Victor MacFarlane and Jennifer Glover

Fax: (415) 356-2599

With a copy to:

WRI CP Investments III LLC

1301 Fifth Avenue, Suite 3100

Seattle, WA 98101-2647

Attn: Stephen M. Margolin

Fax: (206) 264-2240

and with a copy to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attn: William G. Murray, Jr.

Fax: 415-773-5759

Any Party may change its address for purposes of this Section by giving the other Party written notice of the new address in the manner set forth above. The Parties agree that legal counsel for any Party may provide notice hereunder on behalf of such Party.

13.2 Asset Interests. Anything in this Agreement to the contrary notwithstanding, MWHP is not obligated to contribute to the New Subsidiary (or include in the assets of the New Subsidiary at the time of the MWHP Interest Contribution), and LandSource is not obligated to include as part of its or any LandSource Subsidiary’s assets, any of its rights and obligations in and to any Asset Interest without first obtaining all necessary approvals, consents or waivers. To the extent any Required Consents have not been obtained by the Party required to obtain such approval, consent or waiver (i.e., MWHP or LandSource) as of the Closing (the “Required Consent Party”), and the other Party (the “Other Party”) elects to proceed with the Closing, the Required Consent Party shall, for a period equal to the remaining term of such Asset Interest, if it has an expiring term, or otherwise shall (i) use commercially-reasonable efforts at the Required Consent Party’s cost to obtain the consent of any such third party and, upon, receipt of such consent, if ever, include such Asset Interest in the transactions contemplated hereunder; (ii) prior to receipt of such consent, cooperate with the Other Party in any reasonable and lawful arrangements designed to provide to the Other Party such economic benefits and obligations with respect to such Asset Interest as the Other Party would have received had such Asset Interest been included in the transactions contemplated hereunder and under the Restated Operating Agreement so long as LandSource or the LandSource Subsidiary performs all obligations with respect to the Asset Interest that arise following the Closing (and the payment of all expenses in connection therewith that arise following the Closing); and (iii) enforce, at the request of the Members and at the expense and for the account of LandSource, any rights of Required Consent Party arising from such Asset Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Asset Interest that is terminable in accordance with the terms thereof upon the request of Other Party).

13.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of the Effective Date when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

13.4 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules (including the LandSource Disclosure Schedule) hereto and thereto (all of which are incorporated herein), constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

13.5 Binding Effect, Benefits, Assignments. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the Parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other Party. MWHP hereby acknowledges that (i) on or prior to the Closing Date the Original Lennar Members intend to consummate a series of transfer transactions resulting in Lennar Homes becoming the sole remaining member of LandSource of the Original Lennar Members, subject to the terms and conditions of the Nominee Agreement executed on November 30, 2006 by the Original Lennar Members and Lennar Homes and; (ii) the Original LNR Members have consummated a series of transfer transactions resulting in LNR NWHL and LNR Land becoming the sole remaining members of the group of Original LNR Members, which transaction, if the transactions described in clause (i) are consummated, will result in Lennar Homes, LNR NWHL and LNR Land owning, in the aggregate, immediately prior to the admission of MWHP as a Member of LandSource, 100% of the issued and outstanding Units of LandSource (collectively, the “Internal Restructuring”). MWHP hereby expressly consents to the Internal Restructuring as to any matter or matters for which MWHP’s consent is required pursuant to this Agreement in connection with the Internal Reorganization and, furthermore, hereby expressly waives any requirement for any notice as to any matter or matters for which notice may be required to be given pursuant to this Agreement in connection with the Internal Restructuring.

13.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

13.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflicts of Law rules of such state. Each of the Parties irrevocably consents to the exclusive jurisdiction of any court located within Wilmington, Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

13.9 Construction of Agreement. The Parties agree that they have been represented by counsel during, and each has been active in, the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

13.10 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a clear contrary intention appears:

(a) references in this Agreement to Sections, Articles, Recitals, Exhibits, Schedules or Preamble refer to the sections, articles, recitals, exhibits, schedules or preamble, respectively, of this Agreement;

(b) the words “include,” “includes” and “including” when used herein shall be deemed in each case (unless already stated) to be followed by the words “without limitation”;

(c) when a reference is made in this Agreement to a certain number of days, such reference shall be deemed to refer to “calendar” days unless the reference expressly indicates that the reference is being made with respect to Business Days;

(d) the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Effective Date;

(e) accounting terms used but not otherwise defined herein have the meanings given to them under GAAP;

(f) the term “dollars” or “$” means United States Dollars;

(g) the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires;

(h) words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(j) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time up to the Closing Date, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law in effect from time to time up to the Closing Date and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(k) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(l) reference to any Person includes such Person’s permitted successors and assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

13.11 Costs. The prevailing party in any dispute shall be entitled to recover from the other party all of its costs and expenses incurred in connection with the enforcement of its rights hereunder or thereunder, including reasonable attorneys’ and paralegals’ fees and costs incurred before and at arbitration, at any other proceeding, at all tribunal levels.

13.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the LandSource Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

13.13 JURY TRIAL WAIVER. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OR CONDUCT, COURSE OR DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LANDSOURCE COMMUNITIES DEVELOPMENT LLC, a Delaware limited liability company		LENNAR HOMES OF CALIFORNIA, INC., a California corporation

By:	/s/ Jonathan Jaffe	By:	/s/ Jonathan Jaffe
Name:	Jonathan Jaffe	Name:	Jonathan Jaffe
Title:	Vice President	Title:	Vice President

LENNAR LAND PARTNERS SUB, INC., a Delaware corporation		LENNAR LAND PARTNERS SUB II, INC., a Nevada corporation

By:	/s/ Jonathan Jaffe	By:	/s/ Jonathan Jaffe
Name:	Jonathan Jaffe	Name:	Jonathan Jaffe
Title:	Vice President	Title:	Vice President

LNR NWHL HOLDINGS, INC., a Delaware corporation		LNR LAND PARTNERS SUB, LLC, a Delaware limited liability company

By:	/s/ Jeffrey P. Krasnoff	By:	/s/ Jeffrey P. Krasnoff
Name:	Jeffrey P. Krasnoff	Name:	Jeffrey P. Krasnoff
Title:	President	Title:	President

LENNAR CORPORATION, a Delaware corporation

By:	/s/ Jonathan Jaffe
Name:	Jonathan Jaffe
Title:	Vice President, COO

(Additional Signature Page Follows)

[Signature Page to Contribution and Formation Agreement]

MW HOUSING PARTNERS III, L.P., a California limited partnership

MW Housing Management III, LLC, a California limited liability company, its general partner

By:	MacFarlane Housing, LLC, a Delaware limited liability company, a member

By:	MacFarlane Partners Investment Management, LLC, a Delaware limited liability company, sole member

By:	MacFarlane Partners, LLC, a Delaware limited liability company, sole member

By:	/s/ Victor B. MacFarlane
Name:	Victor B. MacFarlane
Title:	Managing Member

By:	WRI CP Investments III LLC, a Washington limited liability company, a member

By:	Weyerhaeuser Realty Investors, Inc., a Washington corporation, its manager

By:	/s/ Stephen M. Margolin
Name:	Stephen M. Margolin
Title:	President

By:	/s/ David Brentlinger
Name:	David Brentlinger
Title:	Senior Vice President

[Signature Page to Contribution and Formation Agreement]

Exhibit A

Defined Terms

Defined Terms. For purposes of this Agreement, (i) capitalized terms used but not defined herein shall have the respective meanings set forth the Restated Operating Agreement and (ii) in addition to the terms defined elsewhere in this Agreement, the following terms have the respective meanings ascribed to them below:

“Accounting Firm” has the meaning set forth in Section 2.5(b).

“Act” has the meaning set forth in Section 2.2(a).

“Action(s)” each has the respective meaning set forth in Section 4.4.

“Adjustment(s)” has the meaning set forth in Section 2.5(a)(ii).

“Adjustment Determination Date” has the meaning set forth in Section 2.5(c).

“Adjustment Dispute Resolution Process” has the meaning set forth in Section 2.5(c).

“Adjustment Period” has the meaning set forth in Section 2.5(b).

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, or (b) any other Person beneficially owning 10% or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner, manager or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or beneficial owner of 10% or more of the voting interests of any other Person described in clauses (a) through (c) of this definition, or (e) any spouse, parent, brother, sister, child or other lineal descendant of such Person, or (f) any trust established for such Person or any spouse, parent, brother, sister, child or other lineal descendant of such Person.

“Aggregate Make Up Gross Revenues” has the meaning set forth in Section 2.7(c)(ii)(B).

“Aggregate Maximum Amount” has the meaning set forth in Section 2.7(b).

“Aggregate Maximum Target” has the meaning set forth in Section 2.7(b).

“Aggregate Minimum Target” has the meaning set forth in Section 2.7(b).

“Aggregate Realization Properties” has the meaning set forth in Section 2.7(a).

“Agreement” means this Contribution and Formation Agreement, including all Exhibits and Schedules (including LandSource’s and MWHP’s Disclosure Schedule) delivered pursuant hereto and incorporated herein by reference, and all amendments, addendums and supplements hereto and thereto.

“Amended Southwest Options” has the meaning set forth in Section 6.12.

“Appreciated First Maximum Target” has the meaning set forth in Section 2.7(e)(ii).

“Appreciated First Minimum Target” has the meaning set forth in Section 2.7(e)(i).

“Appreciated Second Maximum Target” has the meaning set forth in Section 2.7(e)(iv).

“Appreciated Second Minimum Target” has the meaning set forth in Section 2.7(e)(iii).

“Appreciated Total Maximum Target” has the meaning set forth in Section 2.7(e)(vi).

“Appreciated Total Minimum Target” has the meaning set forth in Section 2.7(e)(v).

“Asset Interest(s)” has the meaning set forth in Section 6.5(b).

“Authorizations” means, collectively, all federal, state, county, local or foreign consents, licenses, permits, franchises, waivers, grants and/or other authorizations and/or rights granted and/or issued by, obtained from, filed with, or otherwise relating to any Governmental Entity, including any and all building permits, (i) pursuant to which a Person currently operates and/or holds any interest in Property, (ii) that is required for or in connection with the ownership, development, operation and/or conduct of such property as currently and/or expected to be operated and/or conducted, and/or (iii) that is required or appropriate for each of their respective employees and contractors, if any, to perform the services, duties and responsibilities performed by or on behalf of such Persons and/or for their respective customers.

“Balance Sheets” has the meaning set forth in Section 4.9.

“Barclays” has the meaning set forth in Section 2.4(a).

“Barclays Commitment Letter” has the meaning set forth in Section 2.4(a).

“Barclays Financing Proceeds” has the meaning set forth in Section 2.4(a).

“Cancellation Agreement” has the meaning set forth in Section 7.2(b)(iv).

“Challenging Accounting Firm” has the meaning set forth in Section 2.5(c).

“Change in Law” means the occurrence after the date hereof of (i) the enactment of, or amendment to, any provision of the Code or the Treasury Regulations thereunder with an effective date which, by its terms, applies to the transactions contemplated hereunder; (ii) the enactment of, or amendment to, any provision of the Tax law of any state or political subdivision in which any Party is subject to Tax with an effective date which, by its terms, applies to the transactions contemplated hereunder or (iii) a final decision of the United States Supreme Court or any of the United States Courts of Appeal or District Courts, the United States Tax Court or the United States Claims Court.

“Claim Notice” has the meaning set forth in Section 12.3.

“Claims” means any suits, Actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, debts, controversies, expenses or costs, including attorneys’, paralegals’ and experts’ fees and costs of investigation and remediation costs.

“Class I Default” means any breach by a Party of a non-material representation, warranty or covenant contained in this Agreement.

“Class 2 Default” shall mean (1) a breach by either Party of any of its representations, warranties or obligations hereunder and/or in any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith, in each case, to an extent that would cause the condition set forth in Section 8.1, in the case of the LandSource Parties, or Section 9.1, in the case of MWHP, not to be satisfied and such breach shall not have been cured (if such breach is curable) within ten (10) Business Days following the effective date of written notice to such Party of such breach, unless such breach would not result in Material Adverse Effect either as to such Party or any applicable MWHP Property, if MWHP is the Party in default, or LandSource Property, if a LandSource Party is the Party in default; (2) a change by either Party in such Party’s Disclosure Schedule giving rise to termination rights hereunder pursuant to the first paragraph of Article 4, in the case of the LandSource Parties, or Article 5 in the case of MWHP.

“Class 3 Default” shall mean the refusal of one Party to perform on or before April 30, 2007 its closing obligations under Article 7, provided that the conditions precedent with respect to such Party, as set forth in Article 8, with respect to MWHP, or Article 9, with respect to the LandSource Parties, or elsewhere in this Agreement, have been satisfied or waived.

“Closing” has the meaning set forth in Section 3.1(b).

“Closing Date” has the meaning set forth in Section 3.1(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Laws.

“Confidential Information” has the meaning set forth in Section 6.11(a).

“Contract” means any contract, agreement, instrument, document and/or other arrangement (oral or written) to which any Party and/or any of its respective Affiliates is/are a party or by which it/they or any of their respective assets and/or liabilities is/are bound.

“Contribution Interest” has the meaning set forth in Section 2.1.

“Control,” “Controlling,” or “Controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Corporate Matters” means all rights, privileges, obligations and Liabilities of LandSource and any LandSource Subsidiary, other than Real Estate Matters, including matters relating to compliance with applicable employment laws, filing of all applicable Tax Returns and payment of all applicable Taxes, ERISA, compliance with the Act and its Organizational Documents, and compliance with all applicable pension plans and labor law.

“Deeds” has the meaning set forth in Section 6.9.

“Defending Party” has the meaning set forth in Section 2.5(c).

“Deliverables” means the LandSource Deliverables and/or the MWHP Deliverables, as appropriate.

“Disagreeing Party” has the meaning set forth in Section 2.5(c).

“Disclosure Schedule” means the LandSource Disclosure Schedule, with respect to the LandSource Parties, and the MWHP Disclosure Schedule, with respect to MWHP.

“Due Diligence Materials” has the meaning set forth in Section 4.13.

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” has the meaning set forth in Section 3.1(b).

“Engagement” has the meaning set forth in Section 2.5(b).

“Engagement Period(s)” has the meaning set forth in Section 2.5(b).

“Environmental and Safety Laws” means all applicable Laws and policies concerning the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the safety of employees, workers or other persons, including the public.

“Environmental Matters” each of the matters set forth in Section 4.6.

“Environmental Permits” means any and all federal, state, county, local or foreign consents, licenses, permits, franchises, waivers, grants and/or other authorizations and/or rights granted and/or issued by, obtained from, filed with, or otherwise relating to any Governmental Entity with respect to Environmental and Safety Laws and/or Hazardous Materials.

“Environmental Reports” means each report relating to the environmental condition of any LandSource Property, including, without limitation, Phase I Environmental Surveys thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is (or in the last six years, would have been) treated as a single employer with LandSource under ERISA §4001.

“ERISA Matters” means the matters set forth in Section 4.10.

“Excess Pension Liability” has the meaning set forth in Section 6.14.

“Excluded Assets” has the meaning set forth in Section 2.6.

“Existing Members” means (i) as of the Effective Date, each of Lennar, Lennar Land Partners Sub, Inc., a Delaware corporation, Lennar Land Partners Sub II, Inc., a Nevada corporation, Lennar Homes of California, Inc., a California corporation, LNR Land Partners Sub, LLC, a Delaware limited liability company, LNR Land Partners Sub II, Inc., a Nevada corporation, LNR Mare Island, Inc., a California corporation, LNR Bressi Ranch, Inc., a California corporation, LNR 300 Washington, Inc., a California corporation, and LNR Union City, Inc., a California corporation; and (ii) as of the Closing Date, the successors and assigns of such Members as a result of the Lennar and LNR Member Consolidations, to the extent such Lennar and LNR Member Consolidations have been consummated effective on or prior to the Closing Date.

“Existing Option Agreements” means each of the agreements in effect between Lennar and/or one of its Affiliates, on the one hand, and MWHP and/or one of its Affiliates, on the other hand, pursuant to which Lennar and/or one of its Affiliates has an Option to acquire MWHP Property.

“Existing Southwest Options” has the meaning set forth in Section 6.12.

“Extraordinary Expenses” has the meaning set forth in Section 6.2.

“Final Adjustment Results Notice” has the meaning set forth in Section 2.5(c).

“Final Adjustments” has the meaning set forth in Section 2.5(a)(ii).

“Final Determination” means, in respect of any Party, (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order is binding on such Party, has become final after all appeals allowable by law have been exhausted, or the time for filing such appeals has expired or (ii) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding relating to Tax matters that is binding on such Party.

“Final G&A Amount” has the meaning set forth in Section 2.5(g).

“Final G&A Determination” has the meaning set forth in Section 2.5(g).

“Financing” has the meaning set forth in Section 2.4(a).

“Financing Shortfall Amount” has the meaning set forth in Section 2.4(b).

“Financing Shortfall Loan” has the meaning set forth in Section 2.4(b).

“First Make Up Gross Revenues” has the meaning set forth in Section 2.7(c)(i).

“First Make Up Period” has the meaning set forth in Section 2.7(c)(i).

“First Maximum Amount” has the meaning set forth in Section 2.7(a).

“First Maximum Target” has the meaning set forth in Section 2.7(a).

“First Minimum Target” has the meaning set forth in Section 2.7(a).

“First Period” has the meaning set forth in Section 2.7(a).

“First Period Gross Revenues” has the meaning set forth in Section 2.7(a).

“First Period Realization Properties” has the meaning set forth in Section 2.7(a).

“First Prorated Amount” has the meaning set forth in Section 2.7(a).

“G&A Expenses” has the meaning set forth in Section 2.5(g).

“G&A Measurement Period” has the meaning set forth in Section 2.5(g).

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Governmental Entity” means any court, administrative agency or commission, self regulatory organization or other foreign or domestic governmental or quasi-governmental authority or instrumentality.

“Gross Closing Debt Financing Proceeds” means the Barclays Financing Proceeds plus the Financing Shortfall Amount, if any.

“Gross Revenue” means, with respect to any time period, the actual gross revenue received from the sale of any LandSource Property, in the case of LandSource, or any MWHP Property, in the case of MWHP; provided, however, that Gross Revenues with respect to MWHP shall not include the Initial Option Payment (as defined in any MWHP Option Agreement) but shall include any Additional Option Payment (as defined in any MWHP Option Agreement) received from Lennar Corporation or its Affiliates.

“Hazardous Materials” means: (i) any chemical, compound, material, mixture, substance, radiation or other matter which has been defined, listed, classified or determined by any Law, or any proposed Law, promulgated by any Governmental Entity of appropriate jurisdiction, to constitute a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, infectious waste, toxic substance, toxic pollutant, radioactive material, flammable explosive or other designation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or “EP toxicity”; (ii) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel, ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; and (iii) any asbestos, lead-based paint, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Improvements” means all buildings and other improvements on real property.

“Indebtedness” means (i) all debt for the payment of money or borrowed money or for the deferred purchase price of property or services, (ii) obligations evidenced by notes, bonds, debentures or other instruments, (iii) lease obligations which would normally be capitalized under GAAP, and (iv) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of others of types referred to in clauses (i), (ii) and (iii) above.

“Indemnification Basket” has the meaning set forth in Section 12.5(b).

“Indemnification Cap” has the meaning set forth in Section 12.5(a).

“Indemnified Loss(es)” has the meaning set forth in Section 12.1.

“Indemnified Parties” has the meaning set forth in Section 12.2.

“Indemnified Party” has the meaning set forth in Section 12.2.

“Indemnifying Party” has the meaning set forth in Section 12.3.

“Internal Restructuring” has the meaning set forth in Section 13.5.

“IRS” means the Internal Revenue Service.

“Knowledge” as used in this Agreement, whether or not capitalized, means an individual’s actual awareness of a particular fact or other matter. The Knowledge of LandSource shall mean the Knowledge of any and/or all of the following individuals: Emile Haddad, Graham Jones, Greg McWilliams, Donald Zimmer, and Steven Kimball; and the Knowledge of MWHP shall mean the Knowledge of any of the following individuals: Victor MacFarlane, Jennifer Glover, Steve Margolin and David Brentlinger.

“LandSource” shall have the meaning set forth in the Preamble.

“LandSource Assigned Contract(s)” means any and all Contracts (whether or not constituting material Contracts) that were entered into by LandSource or any of its Subsidiaries as part of and/or with respect to the business of LandSource and the LandSource Subsidiaries and/or its management and/or operation; provided, however, that LandSource Assigned Contracts shall exclude any and all LandSource Excluded Contracts.

“LandSource Assumed Liabilities” has the meaning set forth in Section 3.6(b).

“LandSource Contributions” has the meaning set forth in Section 2.5(b)(i).

“LandSource Deliverables” has the meaning set forth in Section 7.2.

“LandSource Disclosure Schedule” has the meaning set forth in Article 4.

“LandSource Distributions” has the meaning set forth in Section 2.5(b)(i).

“LandSource Estimated Value” has the meaning set forth in Section 2.5(a)(ii).

“LandSource Excluded Contract(s)” means all Organizational Documents of LandSource.

“LandSource Excluded Records” has the meaning set forth in Section 2.6(iv)(B).

“LandSource Final Adjustment” has the meaning set forth in Section 2.5(a)(ii).

“LandSource Final Special Distribution” has the meaning set forth in Section 2.5(c).

“LandSource Final Value” has the meaning set forth in Section 2.5(a)(ii).

“LandSource Indemnified Parties” has the meaning set forth in Section 12.1.

“LandSource Intangible Property” has the meaning set forth in Section 2.6(iv).

“LandSource Members” has the meaning set forth in Section 3.2.

“LandSource Parties” has the meaning set forth in the Preamble.

“LandSource Payable Debt” has the meaning set forth in Section 6.6.

“LandSource Permitted Encumbrances” has the meaning set for in Section 2.6.

“LandSource Preliminary Adjustment” has the meaning set forth in Section 2.5(a)(ii).

“LandSource Preliminary Special Distribution” has the meaning set forth in Section 2.5(b)(iii).

“LandSource Preliminary Value” has the meaning set forth in Section 2.5(a)(ii).

“LandSource Property” has the meaning set forth in Section 2.6.

“LandSource Real Property” means all real property owned by LandSource or any LandSource Subsidiaries, other than real property constituting Excluded Assets.

“LandSource Special Distribution” has the meaning set forth in Section 2.4(a).

“LandSource Special Distribution Amount” has the meaning set forth in Section 2.5(b)(iii).

“LandSource Subsidiary” means each Subsidiary of LandSource and “LandSource Subsidiaries” means the Subsidiaries of LandSource; provided, however, that such terms do not include any of the Subsidiaries which are also Excluded Assets.

“LandSource Subsidiary Contribution” has the meaning set forth in Section 2.6.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lennar Homes” has the meaning set forth in the Preamble.

“Lennar Option Parties” means, collectively, the parties to each of the Existing Option Agreements that are Affiliates of Lennar Corporation.

“Liabilities” means, with respect to any Person, all types of Indebtedness, liabilities, obligations, debts, duties and responsibilities of, and all Claims, demands, judgments, orders, fines and penalties against, such Person of any kind or nature whatever, fixed or contingent, known or unknown, disclosed or undisclosed including all contingent liabilities.

“Lien” means any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, pledge or security interest of any kind or nature whatsoever or any claim of right of any third party, or the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract.

“Lien Terminations” has the meaning set forth in Section 6.6.

“LNR Land” has the meaning set forth in the Preamble.

“LNR NWHL” has the meaning set forth in the Preamble.

“Loss” means any damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs and expenses (including reasonable attorneys’, paralegals’, accountants’ and other professionals’ fees, costs and expenses incurred in investigating, preparing and/or defending any Claims.

“Make Up Period” has the meaning set forth in Section 2.7(c)(ii).

“Material Adverse Effect” means, with respect to any Person, any event, change, condition or effect that is, or could be reasonably expected to be, materially adverse to the condition (financial or otherwise) of the properties, assets, liabilities, business, operations, plans, results of operations or prospects of such Person, its Subsidiaries and other Affiliates (taken as a whole). Where the term Material Adverse Effect is used in connection with a particular Property it shall mean any event, change, condition or effect that is, or could be reasonably expected to be, materially adverse to the condition (financial or otherwise) of the particular Property.

“material,” “materially” and “materiality,” whether or not capitalized, for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Minimum Loan Amount” has the meaning set forth in Section 2.4(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 4.9.

“MWHP” has the meaning set forth in the Preamble.

“MWHP Aggregate Expenses” means, with respect to any time period, the Aggregate Expenses (as defined in that certain Asset Management Agreement dated December 6, 2004 between MWHP and Homes of California, Inc.) paid by MWHP during such time period in connection with the MWHP Property.

“MWHP Aggregate Expenses and Revenue Statement” has the meaning set forth in Section 2.5(b)(ii).

“MWHP Assigned Contract(s)” means any and all Contracts (whether or not constituting material Contracts) that were entered into by MWHP or any of its Affiliates as part of and/or with respect to the MWHP Land, including, without limitation, each of the MWHP Property Development Agreements, as described in Section 5.9 of the MWHP Disclosure Schedule.

“MWHP Assumed Liabilities” has the meaning set forth in Section 3.6(a).

“MWHP Contribution Date” has the meaning set forth in Section 2.2(a).

“MWHP Deliverables” has the meaning set forth in Section 7.1.

“MWHP Disclosure Schedule” has the meaning set forth in Article 5.

“MWHP Estimated Property Value” has the meaning set forth in Section 2.5(a)(ii).

“MWHP Final Adjustment” has the meaning set forth in Section 2.5(a)(ii).

“MWHP Final Cash Contribution” has the meaning set forth in Section 2.3(c).

“MWHP Final Closing Date Contributions” shall mean the amount of the MWHP Final Property Value plus the amount of the MWHP Preliminary Cash Contribution.

“MWHP Final Property Value” has the meaning set forth in Section 2.5(a)(ii).

“MWHP First Closing” has the meaning set forth in Section 3.1(a).

“MWHP First Closing Date” has the meaning set forth in Section 3.1(a).

“MWHP General Partner” means MW Housing Management III, LLC.

“MWHP Gross Revenue” has the meaning set forth in Section 2.5(b)(ii).

“MWHP Indemnified Parties” has the meaning set forth in Section 12.2.

“MWHP Intangible Property” has the meaning set forth in Section 2.2(b)(iv).

“MWHP Interest Contribution” has the meaning set forth in Section 2.3(a).

“MWHP Land” has the meaning set forth in Section 2.2(b).

“New Option Agreements” has the meaning set forth in Section 2 of the Option Termination Agreement.

“New Letters of Credit” has the meaning set forth in Section 6.12.

“MWHP Minimum Cash Contribution Amount” has the meaning set forth in Section 2.3(b).

“MWHP Option Agreement” means any option agreement in force and effect as of the Effective Date between Lennar Corporation or any of its Affiliates and MWHP or MWHP Sub.

“MWHP Payable Debt” has the meaning set forth in Section 6.6.

“MWHP Permitted Encumbrances” has the meaning set forth in Section 2.2(b).

“MWHP Preliminary Adjustment” has the meaning set forth in Section 2.5(a)(ii).

“MWHP Preliminary Cash Contribution” has the meaning set forth in Section 2.3(b).

“MWHP Preliminary Cash Contribution Amount” has the meaning set forth in Section 2.3(b).

“MWHP Preliminary Property Value” has the meaning set forth in Section 2.5(a)(ii).

“MWHP Property” has the meaning set forth in Section 2.2(b).

“MWHP Property Development Agreement” means each of the Subdivision Development Agreements, and similar other agreements, made and entered into by and between Lennar Affiliates and MWHP or any of its Affiliates in connection with the MWHP Property.

“MWHP Sub” has the meaning set forth in Section 2.2(b).

“MWHP Subsidiary Contribution” has the meaning set forth in Section 2.2(b).

“New Subsidiary” has the meaning set forth in Section 2.2(a)

“New Subsidiary Interest” has the meaning set forth in Section 2.2(c).

“New Subsidiary Membership Interest Assignment” has the meaning set forth in Section 7.1(b)(i).

“Notice 2005-1” has the meaning set forth in Section 4.10(c).

“Notice Period” has the meaning set forth in Section 12.3.

“Option Deposit Repayment” has the meaning set forth in Section 6.12.

“Option Termination Agreement” has the meaning set forth in Section 6.12.

“Ordinary Course of Business” has the meaning set forth in Section 6.2.

“Organizational Documents” means with respect to any Person other than a natural person, its certificate or articles of incorporation or organization and bylaws, charter, Restated Operating Agreement, shareholder agreements, regulations, partnership agreement and similar organizational charter or agreement and all other organizational documents, in each case, as amended and/or restated as of the Effective Date and as of the Closing Date.

“Other Party” has the meaning set forth in Section 13.2.

“Owner(s)” means any and all Persons that are equityholders (including any and all shareholders, partners and/or members) of a Person.

“Ownership Interest” means the entire ownership interest of a Person in any given Entity; including, without limitation stock, membership interests, and partnership interests (whether limited or general).

“Party” means each of, and “Parties” means MWHP, on the one hand, and LandSource and the Existing Members, on the other hand.

“Pension Liability has the meaning set forth in Section 6.14.

“Person” as used in this Agreement, whether or not capitalized, means any natural person, corporation, limited liability company, partnership, limited partnership, limited liability partnership, limited liability limited partnership, association, governmental agency or subdivision thereof, joint venture, trust or any other entity.

“Plan” has the meaning set forth in Section 4.10.

“Potential Contributor” has the meaning set forth in Section 12.4.

“Preliminary Adjustments” has the meaning set forth in Section 2.5(a)(ii).

“Preliminary G&A Determination” has the meaning set forth in Section 2.5(g).

“Preliminary G&A Expenses” has the meaning set forth in Section 2.5(g).

“Preliminary Reports” has the meaning set forth in Section 6.9.

“Property” means LandSource Real Property, with respect to LandSource, and MWHP Land, with respect to MWHP.

“Proposed Regulations” has the meaning set forth in Section 4.10(c).

“PUC” has the meaning set forth in Section 6.13.

“PUC Approval” has the meaning set forth in Section 6.13.

“Real Estate Matters” means all rights, privileges, obligations and Liabilities of LandSource and any LandSource Subsidiary’s arising out of or related to the acquisition, use, ownership, maintenance, leasing, zoning, entitlement, improvement, development, Land Banking or operation of the LandSource Real Property, including, all rights privileges, obligations and Liabilities arising out of or relating to any Assigned Contracts or Authorizations with respect to the LandSource Real Property, the physical condition of the LandSource Real Property, the title of the LandSource Real Property, any aspect of the LandSource Real Property that would be revealed by a current survey or visual inspection of the LandSource Real Property and any matters arising out of any Environmental and Safety Laws, Environmental Permits or Environmental Reports with respect to the LandSource Real Property.

“Realization Event” has the meaning set forth in Section 2.7.

“Realization Period(s)” has the meaning set forth in Section 2.7(b).

“Realization Properties” has the meaning set forth in Section 2.7(a).

“Recomputations” has the meaning set forth in Section 2.5(c).

“Recordable Documents” has the meaning set forth in Section 3.1(a).

“Records” means originals, or, to the extent originals are not available, true, correct and complete copies, of all business, accounting and financial records, letters from accountants, budgets, pricing guidelines, property records, deeds, title policies, contract records, personnel records, correspondence, files, books and documents of a Person, including, without limitation, relating quality control, backlog, sales, marketing and advertising data and materials; customer and supplier records and mailing lists of any and all types; vendor and customer invoices, billing records, software and related documentation; artwork, photographs and advertising material; manuals and teaching aids; customer provided designs, drawings or blueprints of any kind; all certifications and records concerning sources of supply, computer files and programs, retrieval programs, and operating data and plans of whatever nature and wherever located; environmental records and reports; Tax Returns; and property, sales or transfer records.

“Remaining Debt” has the meaning set forth in Section 2.4(a).

“Representatives” has the meaning set forth in Section 6.11(a).

“Required Consent” means any consent or approval of any Governmental Entity or any party to a Contract or Authorization that is required in connection with the execution, delivery and performance of this Agreement or the Restated Operating Agreement or the consummation of the transactions contemplated hereby and thereby, except for consents or approvals that if not obtained would not have a Material Adverse Effect on the applicable Property, or on LandSource or MWHP, as the case may be, if the Required Consent does not apply to a specific Property.

“Required Consent Party” has the meaning set forth in Section 13.2.

“Restated Operating Agreement” has the meaning set forth in Section 3.2.

“Second Make Up Gross Revenues” has the meaning set forth in Section 2.7(c)(ii)(A).

“Second Make Up Period” has the meaning set forth in Section 2.7(c)(ii).

“Second Maximum Amount” has the meaning set forth in Section 2.7(b).

“Second Maximum Target” has the meaning set forth in Section 2.7(b).

“Second Minimum Target” has the meaning set forth in Section 2.7(b).

“Second Period” has the meaning set forth in Section 2.7(b).

“Second Period Gross Revenues” has the meaning set forth in Section 2.7(b).

“Second Period Realization Properties” has the meaning set forth in Section 2.7(a)

“Second Prorated Amount” has the meaning set forth in Section 2.7(b).

“Shortfall Lender” has the meaning set forth in Section 2.4(b).

“Subsidiary Title Policy” has the meaning set forth in Section 6.9.

“Subsidiary” means, as to any Person, any other Person (i) of which such Person directly or indirectly owns securities or other equity interests representing at least fifty percent (50%) of the aggregate outstanding equity interests or voting power or (ii) of which such Person possesses at least fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Tax Returns” means all returns, declarations, reports, estimates, information returns and statements filed with Governmental Entities with respect to Taxes.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, alternative minimum, license, withholding, employment, payroll, disability, excise, estimated, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a consolidated, unitary, combined, separate or any other basis, together with any interest and any penalties, additions to tax or additional amounts, in each case, imposed by any governmental taxing authority.

“Title Company” has the meaning set forth in Section 3.1(a).

“Top Tier Subsidiaries” has the meaning set forth in Section 2.6.

“UCC” means the Uniform Commercial Code.

“Valuation Date” has the meaning set forth in Section 2.5(a)(ii).

“Water Company” has the meaning set forth in Section 6.13.